COMPANY DATA:
		COMPANY CONFORMED NAME:			TOPAZ GROUP INC.
		CENTRAL INDEX KEY:
		STANDARD INDUSTRIAL CLASSIFICATION:		3911
		IRS NUMBER:					91-1762285
		STATE OF INCORPORATION:			NV
		FISCAL YEAR END:				1231
	FILING VALUES:
		FORM TYPE:					10-12G
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		SEC FILE NUMBER:
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	BUSINESS ADDRESS:
		STREET 1:
		CITY:
		STATE:
		ZIP:
		BUSINESS PHONE:
	MAIL ADDRESS:
		STREET 1:
		CITY:
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UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10 General Form for Registration of Securities
Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

THE TOPAZ GROUP INC.
Nevada						       91-1762285
---------------------------                      ----------------------
(Address of principal executive offices)
Registrant's telephone number, including area code
Securities to be registered pursuant to Section 12(b) of the Act: None Securities to be registered pursuant to Section 12(g) of the Act:
Common Stock - Par Value $0.001
Series A Convertible Voting and Participating Preferred Stock Par Value $0.001
TABLE OF CONTENT                                               Page Number
ITEM 1        Business
ITEM 2        Financial Information
ITEM 3        Properties
ITEM 4        Security Ownership of Certain Beneficial Owners and Management
ITEM 5        Directors and Executive Officers
ITEM 6        Executive Compensation
ITEM 7        Certain Relationships and Related Transactions
ITEM 8        Legal Proceedings
ITEM 9        Market Price of and Dividends on the Registrant's Common
              Equity and Related Stockholder Matters
ITEM 10       Recent Sales of Unregistered Securities
ITEM 11       Description of Registrant's Securities to be Registered
ITEM 12       Indemnification of Directors and Officers
ITEM 13       Financial Statements and Supplementary Data
ITEM 14 Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
ITEM 15       Financial Statements and Exhibits

Item 1. Description of Business
Formation of the Company
Topaz Group, Inc. (the "Company") is a Nevada corporation listed on the NASDAQ Bulletin Board under the trading symbol TOPZ. In April 1999, the Company entered into two separate exchange agreements to issue shares of its preferred stock to Best Worth Agents, Ltd. ("Best Worth"), a BVI corporation, as consideration for the acquisition of all of the issued and outstanding preferred
shares of Creative Gems and Jewelry Co., Ltd. ("Creative"), Advance Gems and Jewelry Co., Ltd. ("Advance"), and Well Gems and Jewelry Co., Ltd. ("Well"), all Thai corporations. Upon completion of the terms of the agreements and the exchanges of stock provided for therein, which is expected to occur on or about September 1, 1999, the preferred shares of Creative, Advance, and Well acquired by the Company will represent one hundred percent (100%) of the voting and dividend participation rights of each Thai company and the preferred shares issued to Best Worth will represent 90.4% of the Company's shareholder voting rights, as well as the right to receive 90.4% of all dividends paid to shareholders by the Company. Prior to entering into the exchange agreements, the Company's principal business was a project to establish facilities in China to sell social welfare lotteries in that country. That business was conducted by the Company's wholly-owned subsidiary Morceli Limited Corp. ("Morceli"), an Oklahoma corporation, through Morceli's participation as a party to a joint
venture agreement with a Chinese company.   Subsequent to entering into the
agreements to acquire the preferred shares of Creative, Advance, and Well, all of which are involved in the manufacture and sale of jewelry and the polishing, cutting, and selling of precious and semi-precious gemstones, the Company reduced its interest in the Chinese joint venture by distributing eighty percent
(80%) of the stock of Morceli ratably to the Company's shareholder and retaining a twenty percent (20%) interest in Morceli.


Upon completion of the two exchange agreements, the Company's principal business will be the manufacture and sale of jewelry and gemstones carried out through the operations of its subsidiaries Creative, Advance, and Well. For that reason, except where otherwise indicated, this registration statement relates to the business and operations of Creative, Advance, and Well (collectively referred to hereinafter as "Topaz").





General Development of Business
In the early 1970's several families of Thai goldsmiths joined together to open a jewelry shop in Bangkok, Thailand. The families subsequently diversified into
jewelry production by forming and operating joint ventures with other parties. In 1993, three separate Thai companies, Creative, Advance, and Well were formed to constitute a fully integrated jewelry production and sales operation, from the purchase of rough stones to the sale of fine finished jewelry. By 1996 Topaz was benefiting from the general success of the Asia Pacific business environment,the stability of the Thai Baht currency,and the growth of both the American and Japanese jewelry markets, Topaz's largest export countries. As a result, in 1996 Topaz posted revenues of US $34 million and maintained an eight percent revenue to expenses ratio. Jewelry buyers made regular trips to Bangkok to make selections and place orders for the next season. Having the largest manufacturing capacity in Thailand, the largest customers, such as Wal-Mart and Sears, regularly placed orders with Topaz.

At the end of the second quarter of 1997, the Thai Baht was devalued and the Thai market collapsed causing failures in every sector of business and finance.
Export based companies that were able to finance their operations and receive US
dollars were the only companies positioned to main their profits and grow. Although Topaz was not carrying debt to Finance companies or Banks and had not invested in non-core businesses, it was still nearly impossible to obtain additional operating capital from the finance sector. Customers were still placing orders, but became increasingly wary of the stability of their Asian suppliers.To begin with the general expectation amongst overseas customers and local alike was that there would be drastic price cuts due to the devaluation of
the Thai Baht. Topaz pointed out to customers, and convinced them, that the materials that were needed for production were all US $ traded world wide; thus, the only advantage to be obtained by Topaz related to local production costs
which were being offset by additional expenses involved in trading US dollars. Obtaining orders continued to be no problem and Topaz maintained a full order book for the remainder of 1997, but found it difficult to obtain sufficient operating funds to cover the inventory required for operations and quick response to order placement.
The covering of inventory cost is long term in the
jewelry business and especially so for Topaz which has a total through-put operation - buying raw materials directly from the mines, principally in Africa and Brazil, cutting, polishing, and irradiating stones for color, trading unset stones to the manufacturing industry, designing and setting finished pieces of jewelry, individually and in bulk, for wholesaling and retailing. In addition, as virtually the only company dealing in the irradiation of the topaz stone, Topaz was required to invest even more as the time required to complete irradiation to American Atomic Energy Authority standards is from three months
to a maximum of three years on very deep hues.   Nevertheless, despite the
higher cost, more and more of Topaz's revenue is coming from the sale of topaz which has the highest gross margin because the product is totally controlled from mine to finished product with virtually no competition. This is the principal reason for the strength of Topaz and their increase in gross margin % over the years, thus the increased production of topaz is a key element in the financial strength experienced by Topaz over the past three years.

The Thai economy continued to be depressed and was slow to proceed towards recovery in 1998. More and more jewelry factories ceased operations and the economic crisis spread to the other Asian countries to such a degree that American buyers cut back on their buying trips to Asia.Topaz management decreed that it was necessary to take a much more aggressive stance in keeping current customers and a more active presence was initiated for Jewelry Shows in America and Hong Kong. Three major new accounts were landed from these efforts and additional orders, acquired from, as well additional orders from current customers, normally received through domestic middlemen, were obtained from current customers.
Topaz's new policy, commenced at the Jewelry Shows, of taking orders for semi-precious and precious stones and settings for later delivery, coupled with aggressively price promoted merchandise for over the counter delivery, was successful and was the major factor contributing to the increased net income realized in 1998.

It is apparent that the economic crisis in Thailand has bottomed out in mid-Topaz, already the leading Thai gemstone producer, has recently obtained its largest-ever order and, being unburdened by major financing commitments, is positioned to capitalize on its strengths, both in Thailand and in the topaz world market and as the leading Thai gemstone producer. Consequently, management expects to experience rapid expansion during the remainder of 1999 and into 2000.
Additionally, the Thai government has
implemented policies to force commercial banks back into the lending market (at extremely reasonable rates) complementing Topaz's abilities to expand rapidly and to accept new orders. Yet another factor complementing Topaz's expected rapid expansion and its ability to accept the new orders is that the large American customers are now placing gold jewelry orders with Topaz in addition to their orders for silver jewelry that have traditionally long been the strength of the company.
These order increases can be attributed largely to Topaz's reputation for consistent "on time" delivery coupled its commitment to exacting quality control standards which require that each piece be individually inspected for the minutest flaw before being released. This effort has been successful to such an extent that Topaz has experienced near zero returns from shipments to major customers since the policy was implemented.


Narrative Description of Business
Topaz, through its wholly-owned subsidiaries, is engaged in the sourcing of raw gemstones, the cutting and polishing of same,the irridation for color and then the design, assembly, merchandising and wholesale distribution of jewelry right through to retailing, and is now in the planning stages for a large number of E-Commerce sites, both directly and in conjunction with other E-Commerce operators. Topaz provides a broad range of fashionable jewelry targeted at consumers of all economic levels who seek fine jewelry at moderate prices.
These customers are likely to purchase jewelry at frequent intervals as fashions and styles change.
Topaz's policy is that sales are made at very competitive
prices.  Topaz is a through-put manufacturing entity having four principal areas of operation:
 (1) purchases directly from the mines of raw gemstones followed by the designing, polishing, and cutting of the stones; (2) production of gold, silver, platinum and gemstone jewelry and decorative products; (3) export and wholesale of jewelry, loose gemstones, and decorative products; and (4) marketing and retailing of high quality loose gemstones,jewelry,and decorative products at highly competitive prices.
  Topaz's products are sold throughout the
world with its primary export markets being the U.S.  Major customers include
Wal-Mart, Sears, Home Shopping Network, QVC, and K Mart.   Topaz intends to
capitalize on the expected expansion of the jewelry industry by promoting its branded lines of jewelry and merchandise for sale in the retail market through E-Commerce, further developing existing customer relationships by providing special services, and taking aggressive steps to expand into new mass distribution channels, especially in the United States.

Products and Pricing
Topaz manufactures a comprehensive selection of quality jewelry and gemstone products principally in the middle price range. Included in the product line are rings, pendants, earrings, bracelets, necklaces, pins, hair clips, and tie clips made of precious or semi-precious stones set in silver and gold. Topaz's Suzuki brand was introduced in 1998 and other branded lines are to be introduced in 1999.


Raw Materials
Topaz purchases gemstones and other raw materials from over 200 vendors, the largest of which represents approximately 23% of total purchases.
As a totally through-put operation,
Topaz purchases all gem stones in raw form directly from the mines, principally in Africa and Brazil; these have the largest production of topaz in the world, this coupled with the largest manufacturing capacity in Thailand, plus virtually the only company dealing in the irradiation of stones to produce top quality colors, puts Topaz in a strong position from which to deal with suppliers enabling it to maintain the high quality of its products while keeping prices at competitive levels.


Patents, Trademarks, Licenses or Franchises
Topaz copyrights its designs. Topaz currently holds no patents, licenses or franchises. In 1998, the "Suzuki" line of rings, necklaces, bracelets, pendants, hair clips, tie clips, earrings, and pins was introduced.


Seasonal Effects
The jewelry business is highly seasonal, with the fourth quarter which includes the Christmas shopping season, realizing the highest sales of any quarter. Topaz's experience has been that fifty percent (50%) of its sales are realized in the last twenty weeks of the calendar year.
To date, sales for the first six
months of 1999, plus firm orders for the following six weeks, are more than 72% of total sales for 1998; on that basis Topaz projects total 1999 sales to be more than 20% higher than 1998 sales.


Operating Capital
Although the jewelry industry has no standard guideline for carrying working capital, the covering of inventory cost is long term, especially so for Topaz which is a total through-put operation - buying raw materials directly from the mines, principally in Africa and Brazil, cutting, polishing, and irradiating stones for color, trading unset stones to the manufacturing industry, setting and designing finished pieces of jewelry, individually and in bulk, for wholesaling and retailing. Additionally, because Topaz deals in irradiation of the topaz stone, an even greater than normal investment is involved as the time required to complete irradiation to American Atomic Energy Authority standards ranges from a minimum of three months to a maximum of three years on very deep hues. In the latter part of 1997, largely because of changes in the market caused by the economic conditions in the Far East, Topaz placed an emphasis on maximization of its resources by cutting expenses through scaling back operations in its Lopburi factory and cutting the work force in all its facilities by 30%. Major areas of production were moved to the Mae-Sae plant where there was a more efficient labor force with a lower overhead, both in fixed and variable terms; several additional cost saving and efficiency enhancing manufacturing procedures and processes, such as in-the-wax setting, were also initiated with a resultant relative decrease in operating capital requirements. Also in 1997, the company curtailed the extension of long-term credit to customers. On significant orders and questionable accounts, Topaz established a requirement for a deposit of 35% before an order was initiated for processing;
 Letters of Credit were also required on all large orders and were used to arrange short-term credit to cover future order placements. The cumulative effect of these measures, plus the inter-linking of operations directly with the mines, was an increase in net income for 1997 over 1996, in spite of an 8% reduction in US Dollar sales caused by the devaluation of the Baht.


Customers
Topaz enjoys a broad customer base including over 350 individual purchasers.
 The 10 largest customers accounted together for approximately 33% of all net sales in 1998 and the largest customer accounted for 18%
while no other single
customer accounted for more than 6.5% of net sales. Although the loss of one or more large customers could have a material adverse effect on Topaz's operating results, customer relations are generally very good, in large part because of the company's on-time delivery record and the high quality of its products, especially since implementation of a strict quality control program; as a result, no loss of major customers is anticipated.


Backlog
Backlog orders firm as of December 31, 1998, were $6,286,000 compared to $6,092,000 as of December 31, 1997. Topaz expects the backlog to remain fairly stable and estimates $6,500,000 for 1999. In the past, dealers were allowed to submit blank orders to guarantee shipment times but this practice has been eliminated. Currently, all orders placed with Topaz are expected to be filled and shipped as ordered and are considered firm. Topaz does, however, allow modifications or cancellations of orders up to the time the product is loaded for shipment, although a cancellation at such a late stage is subject to a monetary penalty and is rare.

Competition
The jewelry industry is highly competitive, both in the United States and internationally. Principal factors in the industry are price, quality, design, and customer service and Topaz is well-positioned in each area. Topaz is the largest manufacturer of topaz jewelry in the world and is also unique in dealing with the irradiation of the topaz to produce colors, thereby being in a position to produce quality products at competitive prices. The range of retail prices available for various product lines makes Topaz products available to a wide range of customers. Additionally, as a through-put operation,Topaz is able to deliver quality products faster and at a lower cost than others using outside resources.
The Topaz commitment to quality is taken very seriously and specially trained quality control teams check every step of production using state-of-the-art electronic testing equipment. Upon completion of the manufacturing process, each individual piece is inspected for defects in workmanship and materials and only after an item is passed by a final inspection is it ready to ship.
This commitment to quality has enabled Topaz to consistently maintain an average rejection factor of less than 2%. Topaz possesses an additional competitive advantage with respect to most, if not all, of its competitors in that its three subsidiary companies have each been given a promotional privilege by the Thai Board of Investment in the form of an eight-year exemption from corporate income tax on revenues derived from its business as a gemstone and jewelry manufacturer.


Research and Technical Development
The vertically integrated manufacturing process coupled with the extensive employee training provided encourages constant refining of systems and controls with relatively small expenditure. The Topaz designers are encouraged to develop distinctive pieces using artistic themes and architectural images related to historical settings and to employ uncommon materials and combinations of gold, silver, and varied colored stones.
This is in addition to customer
supplied designs. The Topaz in-house design staff has developed a selection of over 10,000 designs from which to choose.



 Environmental Matters
Topaz has had no expenditure due to fines or corrective actions for environmental violations at any of its facilities.

Employees
Topaz employs approximately 2,200 individuals as of June 30, 1999, consisting primarily of hourly production employees who produce in excess of 2,000,000 carats of loose stones and between 50,000 to 70,000 pieces of gold and silver jewelry per month. The company's craftsmen go through continuous training in stone cutting, polishing, waxing, and stone setting and are generally full time employees. None of Topaz's employees belong to a labor union and the company believes its relations with its employees are good.

Item 2 Financial Information

Selected Financial Data
The following table sets forth selected combined financial data as of and for the years ended December 31, 1998, 1997, 1996, and for the 6 Month period ended June 30, 1999, and are derived from the audited, combined financial statements of the Company re Chancellor, Creative, Advance, and Well:


                      6 months-
                       6/30/99           1998           1997         1996
                       U.S.$             U.S.$          U.S.$        U.S.$

Net Sales         $10,739,497.00   $25,762,511.00 $19,775,549.00 $30,922,870.00

Cost of Sales          7,020,914       14,825,090      9,894,362     25,947,602
			  ------------    -------------  -------------  -------------
Gross Profit           3,718,583       10,937,421      9,881,187      4,975,268

Other Income              49,272          260,623        180,222      2,697,539
			  ------------    -------------  -------------  -------------
Total Revenue          3,767,855       11,198,044     10,061,409      7,672,807

Selling, General,
& Administrative
Expenses               1,319,125        4,054,157      6,100,764      5,042,726

(Gain)/Loss on
Foreign Exchange
Translation    (A)      (316,477)       3,719,022     (3,588,487)          -

Income Before Taxes    2,765,207        3,424,865      7,549,132      2,630,081
			  ------------    -------------  -------------  -------------
Income Taxes                  -                 -              -           -
			  ------------    -------------  -------------  -------------
Net Income
After Taxes        $2,765,207.00    $3,424,865.00  $7,549,132.00  $2,630,081.00
                    ============    =============  =============  =============

Net Income
Per Common Share          0.9160           0.1134         2.5160         0.8770

Weighted Average
Number of Shares
Outstanding           40,000,000       30,200,000     30,000,000     30,000,000

Cash Dividend
Per Common Share               -           1.3628              -          -


(A) This is an extraordinary item. The exchange difference arose as a result of converting the original transactions recorded in U.S. dollar to Thai Baht and then from Thai Baht back to U.S. dollar.

Balance Sheet Data
December 31,             6/30/99            1998          1997           1996

Working Capital       17,003,408        12,052,325     14,149,689   11,224,082

Property, Plant
& Equipment-Net      1,685,278         1,587,040      1,392,116      2,222,477

Investment
Security Available           -                 -             -               -

Other Assets           128,462            37,795         48,505         96,914

Total Assets        36,952,581        31,129,823     21,022,737     24,490,340

Long Term Debt       2,158,436            45,951             -             -


Management's Discussion and Analysis of Financial Condition and Results of Operation

The following discussion and analysis of the Financial Condition and Results of operation of Topaz should be read in conjunction with the Selected Financial Data and the Consolidated Financial Statements and
Notes thereto of Topaz included  herein.
In addition to the historical information contained herein, the discussions in this Registration Statement may contain forward-looking statements that involve risks and uncertainties. Topaz's actual results could differ materially from those discussed herein.

Overview
Chancellor Corporation is a development stage company whose primary business prior to April 1999, was the proposed development of facilities in the Peoples' Republic of China (PRC) for the sale of a social lottery. Business activities regarding the project were carried out by a joint venture in which Morceli Limited, an Oklahoma corporation formed to be a wholly-owned subsidiary of Chancellor, became a partner for the purpose of participating in the project. Chancellor has had no business operations and its participation in the PRC project was limited to making interest free, unsecured loans to Morceli. In or about July 1999, Chancellor reduced its ownership interest in Morceli to 20% by making a pro rata distribution to shareholders of 80% of the issued and outstanding stock of Morceli. Subsequent to the exchange of stock provided for in the two Exchange Agreements which is expected to be completed on September 1, 1999, the primary business of the Company will be to continue the business activities of Topaz.
For that reason and because Chancellor has had no business operations, the following discussion and analysis deals with the financial condition and results of operations of Topaz.

Topaz designs, manufactures, merchandises, and wholesales semi-precious gem-set jewelry for fine jewelers, department stores, catalogue dealers, showrooms, and television shopping networks. Topaz has four principal areas of operation:

Purchase of raw stone from the mines followed by design, cutting and polishing. Production of finished gold, silver, platinum, and gem stone jewelry and decorative products.
Export and wholesale of jewelry, loose gem stones, and decorative products. Marketing and retailing high quality loose stones, jewelry, and decorative products at competitive prices.

Topaz's products are sold to customers in every price range, from silver jewelry
retailing for less than $10 to platinum jewelry that retails for over $10,000. In addition to custom designs for specific customers, the in-house design staff have developed a selection of more than 10,000 designs. The Topaz line of branded and unbranded jewelry and decorative products are sold world wide.

Topaz has its own web site online which displays its products as well as general information about Topaz and its business operations. Inquiries from this web site will be directed to the representative for the area from which the inquiry originated.
Although there are direct sales to retail customers at three locations, and Topaz plans to open additional locations for direct sales to retail customers, marketing emphasis is presently directed to developing the existing base and aggressively expanding into new mass distribution channels, especially in the U.S.

Topaz's actual results could differ materially from those discussed herein. Topaz operates five fully integrated facilities, each of which can produce products in response to customer orders, as well as to Topaz's own requirements.
Topaz products are sold in every price range.
Net revenues from the sale of the
topaz stone are becoming a greater portion of total net revenues, as topaz has the highest gross margin of all the Topaz products as it can be controlled from the mine to the finished product with little or no competition.

The following table sets forth, for the periods indicated, a consolidated statement of income data as a percentage of net sales.

         YEAR ENDED DECEMBER 31st 	      1998        1997      	1996
Net Sales				                         		100.0%     	100.0%	    100.0%
Cost of Sales					                       57.0% 	     49.6%	    	77.2%
Gross Profit	    				                    43.0%      	50.4%  	  	22.8%
Selling, General &
                 Administrative Expenses 15.5% 	     30.6%     	15.0%
Income Before Taxes	                 			 27.5%	      19.8%     	 7.8%
Income Tax		                           			 ---	  	     ---	       ---
Net Income                               27.5%    	 	19.8%	       7.8%

Year Ended December 31, 1998 Compared to Year Ended December 31, 1997.

Net Sales. Topaz had a 10.6% decrease in net sales from 1997 to 1998, and a 22.6% increase in net income for this period.
Cost of Sales. Topaz's cost of sales percentage increased by 7.4% from 1997 to 1998.
Expenses were sharply reduced by US$ 4.76 million ( a 56% reduction ) due to cost cutting and high 1997 provisions.
Net Income. As a result of the above factors, Topaz recognized net income for 1998 of $7.14 million, compared to net income of $5.78 million in 1997.

Year Ended December 31, 1997 Compared to Year Ended December 31,1996.
Net Sales.
Topaz had a 14.4% decrease in net sales in 1997 as compared to 1996;
However, cost of sales in 1997 was down 27.6% on the 1996 figures.
Expenses increased by US$ 3.81 million due to high provisions and actions taken to combat the far east economic problems.
Net Income. As a result of the above factors, Topaz recognized net income for 1997 of $5.78 million, compared to net income of $2.66 million in 1996.

The 1998 decrease in net sales over 1997 net sales and the decrease of net sales from 1996 was due, for the most part, to the devaluation of the Thai Baht and the collapse of the Thai market at the end of the second quarter of 1997, as discussed in Item 1, Business, under the Customers section.

Cost of sales as a percentage of net sales increased in 1998 from 1997, and principally reflected the stringent cost cutting measures taken in 1997 to combat the collapse of the Thai market.

Selling and Administrative expenses decreased from 30.6% of net sales in 1997 to 15.6% in 1998, reflecting stringent cost cutting programs and decreased requirements for provisions.

Net Income. As a result of the above factors, Topaz recognized net income for 1998 of $7.1 million, compared to net income of $5.8 million in 1997. These numbers do not take into account the effects of foreign currency exchange fluctuations. Although a majority of Topaz financial transactions, including most sales and raw material purchases, are conducted in U.S. Dollars, the books of account are required to be kept in Thai Baht making them subject to changes in the exchange rate which resulted in a notional gain of $5.2 million in 1997 and a loss of $3.7 million in 1998.

Liquidity and Capital Resources

Topaz's principal source of cash is income from operations. The increase in liquidity from 1996 to 1997 was the result of the reduction in cost of sales from 1996 to 1997 with the resultant retained earnings flow.
Topaz's cash account increased by a factor of six from 1997 to 1998, and accounts receivable increased by $4.5 million in 1998. Current liabilities increased by $9.9 million from 1997 to 1998, due to the accrued dividend which is to be converted into share capital and long term loans, and this contributed to a decrease in Topaz's liquidity ratio (cash and accounts receivable versus total current liabilities) in 1998 to 1.40 compared to 2.87 in 1997. Adjusting for the accrued dividend not being current liabilities the liquidity ratio for 1998 was 4.05.

3.  Properties
Topaz operates five fully integrated facilities in various parts of Thailand totaling 201,000 square feet. The properties have a combined acquisition cost, including land, buildings, and improvements of $1.6 million $US, and are unencumbered.

Item 4. Security Ownership of Certain Beneficial Owners and Management

Common Stock

The following table sets forth information with respect to beneficial ownership of Common Stock of The Topaz Group as of June 30, 1999 by (i) each person who is known to be a beneficial owner of more than 5% of the outstanding shares of Common Stock, and (ii) all directors and executive officers of Chancellor as a group.

Name and Address    Number of Shares    Percent of Common	Percent of All
of Beneficial Owner Beneficially Owned  Shares Owned        Shares Owned *
------------------- ------------------  ------------        ------------------

Carlton Rogers Inv. Trust      536,000          25.9%		      2.8%
P.O. Box 957
New York, NY 10274

Cede & Co.		                   580,533          28.0%		      3.0%
C/O Depository Trust Co.
55 Water Street - 2 SL
New York, NY  10041

Jim Fain			                    210,000           10.1%		      1.1%
4909 Stockdale Hwy, Ste. 204
Bakersfield, CA  93309

NAFTA			                       490,000           23.7%		      2.5%
15550 Tuolomne Road
Sonora, CA  95370

Sakon Ltd.		                   210,000           10.1%        1.1%
14019 117th Place NE
Kirkland, WA  98034

US Heritage Capital Corp.	     500,000           24.1%            2.6%
5770 Wulff Run Rd.
Cincinnati, OH 45233

All Directors & Exec.
Officers   as a Group           89,668           4.3%            **


Includes common shares together with preferred shares after their issuance on or about September 1, 1999.

**   Less than 1%.

Convertible Voting and Participating Preferred Stock

As of June 30, 1999 none of the Company's Series A Convertible Voting and Participating Preferred Stock had been issued. The following table identifies each person known to the Company who will be a beneficial owner of more than 5% of the outstanding shares of Series A Convertible Voting and Participating Preferred Stock to be issued to Best Worth Agents, Ltd. on or about September 1, 1999, in exchange for preferred stock of Creative Gems & Jewelry Co., Ltd., Advance Gems & Jewelry Co., Ltd., and Well Gems & Jewelry Co., Ltd., pursuant to the terms of the Company's agreements with Best Worth Agents, Ltd.


Name and Address     Number of Shares   Percent of Preferred   Percent of All
of Beneficial Owner  Beneficially Owned Shares Owned	         Shares Owned *
-------------------  ------------------ ------------	         ---------------
Best Worth Agents, Ltd.	     17,375,000	      100.0%	        	    90.4%

Includes common shares together with preferred shares after their issuance on or about September 1, 1999.

Item 5.  Directors & Executive Officers

The following table sets forth-certain information regarding the directors and executive officers of the Company. Each of these individuals has previously been involved with Creative, Advance, and/or Well as discussed below and, as of September 1, 1999, will assume responsibilities with respect to the Company described below:

              Name          			Age 		 	Position
Jeremy Filmer Watson           57		Chairman, Outside Director

Kasem Chitmunchaitham	       	 50		President, Director

Thammatinna Thammaradi         40 		Chief Executive Officer - Gems &
                             							Jewelry, Director

Jariya Sae-Fa			              44  		Director - Investor Management

Kiattichai Tantikitmanee	     44	  	Executive Vice President
                        						      Production, Director

Somsin Ulanpongtham		         33	  	Chief Financial Officer, Director

Leonard Orrin	              		53	  	Vice President - Product Development,
                             							Director

Albert C. W. Wong	          		33  		Secretary

Don Alger                  			--		Outside Director

David Dikinis                 --		Outside Director

Danie Tangchai             			41		Outside Director ( Gem Relations )



Jeremy Filmer Watson
(Chairman)
Mr. Jeremy Filmer Watson F.C.A. is by profession a Chartered Accountant having qualified in London with BDO Binder.
After seven years in the Audit profession, he was a lecturer in Accounting to the Construction Industry before becoming the Financial Controller of RCA (UK) Ltd.
In 1971, he moved to Thailand with a British Import Company operating Colgate and Massey Ferguson as their main products. For twenty-five years, he worked for the Singer Company in Thailand, Singapore, Malaysia, China, Pakistan, Bangladesh, India and Sri Lanka. His last two appointments were as Managing Director Malaysia (Five years) and then Managing Director China (Five years). From 1994 to 1997, Mr. Watson was vice president in charge of operations for Fritz Gegauf A.G. (Bernina) in Asia and the South Pacific. From 1997 he was president of his own firm involved in consumer finance.
In late 1998 Mr. Watson
became a consultant to Creative, Advance, and Well in the areas of Financial Management, Company Administration, Marketing and Investor Relations and will become Chairman of the Company as of September 1, 1999.

Kasem Chitmunchaitham
(President, Director)
Mr. Chitmunchaitham graduated with BA Honors in Economics from Thammasart University. He has had twenty-seven years of problem solving, decision making and increasing responsibility with extensive hands-on experience of administering; planning and managing operations in management, purchasing, finance and administration in both local and international companies and banking institutions.

Thammatinna Thammaradi
(Chief Executive Officer - Gems & Jewelry, Director)
Ms. Thammaradi is the Executive Vice President of Topaz. An American citizen, Ms. Thammaradi graduated from Thammasart University with a Bachelor Degree in Economics and a Master of Business Administration from the University of Denver, USA.
Ms. Thammaradi brings to Topaz her experience in sales, marketing, manufacturing, finance, start-ups and overall management. Prior to joining Topaz, Ms. Thammaradi was President at T.R. Holdings Inc., where she was responsible for the overall management and distribution of jewelry to multi-national companies such as Sears Roebuck.

Jariya Sae-Fa
(Director)
Ms. Sae-Fa brings to Topaz a wealth of experience in finance and accounting acquired as financial controller for several international corporations. She is presently involved in a number of jewelry manufacturing companies. She is a graduate of Ramkhamhaeng University.

Kiattichai Tantikitmanee
(Director)
Mr. Tantikitmanee holds a Bachelor of Science Degree in Business
Administration.He has had extensive experience in all aspects of the manufacturing process from purchasing to grading to products as well as sales. He has also been involved in the acquisition, development and implementation of more than 8 production facilities throughout Thailand.
Mr. Tantikitmanee has held senior management positions with several jewelry companies in Thailand. He is presently the Managing Director of Advance Gems & Jewelry Co., Ltd.

Somsin Ulanpongtham
(Chief Financial Officer, Director)
Mr. Ulanpongtham graduated with a Master Business Administration degree from Thammasart University. He has had extensive experience in development and implementation of financial policies and internal control systems.
He has also been involved in setting up the financial and accounting systems for hire-purchase, leasing, and hotel businesses.

Albert C. W. Wong
Secretary
Mr. Wong is a Canadian citizen who has practiced public accounting in Hong Kong under the name of Albert Wong & Co. since 1995. He was a senior auditor with Price Waterhouse, Coopers between 1988 and 1992, and was a solicitor trainee with F. Zimmen, Solicitors & Notary Public from 1992 until 1995. Mr. Wong became a barrister-in-law of Hong Kong in 1998 and has been a law consultant of Daniel Wong & Partners, Solicitors from 1998 to the present. Since June 1999 Mr. Wong has served as company secretary of Hung Fung Group Holdings Ltd., a publicly listed company with the Hong Kong Joint Stock Exchanges.

Leonard Orrin
(Vice President - Product Development, Director)
Mr. Orrin, a United States citizen, is a 22 year veteran of the jewelry industry and has been involved in product design, merchandising, sales and production management for several multi-national jewelry companies.
Prior to joining the Company, he was operations and quality assurance manager at Fabrikant (Thailand) Co., Ltd. in Bangkok;
Director for Joseph E. DeMarco Inc. New York; Stone Buyer and Sale Representative for DAR Imports Co., Ltd.; Merchandising at Budoff Inc., Gordon Jewelry Corp. and Senior Buyer/Contract Manager at Best Production. Mr. Orrin joined Topaz in 1995 and is presently Vice President in charge of Production. He oversees the development of all types of production systems from filing and polishing, to all aspects of gold, platinum and silver. In addition, Mr. Orrin attends to the design needs and production and quality assurance of customers.

Don Alger
(Outside Director)
An American citizen, Dr. Alger is President of Quali-Tech Inc. and Alger Associates, both of Columbia, Missouri. Mr. Alger is a fellow of the American Nuclear Society and a registered member of Missouri Professional Engineering. A graduate of the University of Missouri, Dr. Alger holds a Ph.D. in Nuclear Engineering.
Prior to joining Topaz as an Outside Director, Dr. Alger was with the University of Missouri Research Reaction Facility and directed numerous nuclear engineering projects.
Dr. Alger is the author of in excess of 60 publications, technical presentations and technical reports related to nuclear engineering.
Dr. Alger presently resides in Columbia, Missouri.

David Dikinis
(Outside Director)
An American citizen, Mr. Dikinis lives in Sonoma, California.   A graduate of
the University of California in Business Administration, Mr. Dikinis background includes 20 years of marketing and distribution experience in gemstones and jewelry in the United States.
He is a world renowned Gemologist and is a former member of the Board of Directors of the American Gem Trade Association (AGTA). Mr. Dikinis is also a successful pioneer in the marketing of jewelry on the InterNet. Through American Market Gem System (AMGS), an early InterNet Provider, he opened up offices in Germany and Thailand.
In 1989, he founded Business Development Service to promote mass marketing by catalog and on the World Wide Web. Mr. Dikinis is a founder and managing partner of Amlet Gemstone jewelry catalog and Talismand, which are distributed throughout the United States.

Danie Tangchai
(Outside Director)
Mr. Tangchai, an American national, is a widely respected senior member of the Thailand gems and jewelry industries. He completed his Bachelor's
Degree at the University of Colorado, followed by a Master's Degree in International Business from the University of Bridgeport,
Connecticut, USA. He holds a degree in Operations Management from Collins International, Brisbane, Australia, as well.
Mr. Tangchai brings to Topaz his experience in corporate finance, accounting, financial management, sales, and marketing, where he oversees sales and marketing.
Mr. Tangchai has worked as general manager of Federated Department (USA), The Nova Group and Minor Group, both of the United States. Mr. Tangchai's accomplishments include being awarded the President sales; successfully developed a computerized sales distribution center in merchandise display. He has held senior positions at T.R. Holding Inc. as Vice President of Sales, Group
General Manager for Bloomingdale's responsible for retail operations (employees); was manager of the sales division with Holiday Inn, Denver, Colorado, and operations of the Minor Group, Bangkok, Thailand.

Item 6. Executive Compensation
Subsequent to the Exchange Agreements of April 7 and April 30, 1999, there are four paid executive officers of the Company. The following table provides certain summary information concerning the compensation that will be paid on an annualized basis to the Company's President and the three (3) other paid executive officers
(the "Named Executive Officers") for all services to be rendered in all capacities to the Company during the fiscal year ended December 31, 1998.

         Name and       Annual Compensation (US$)     Long Term
   Principal Position		     	  1998		          		Compensation Awards
   Kasem Chitmunchaitham	       	$32,400			            		none
   Jariya Sae-Fa	            	 		$32,400	            				none
   Kiattichai Tantikitmanee    		$27,600			            		none
   Somsin Ulanpongtham		 	       $22,700		            			none

Employment Agreements
The Company has no employment agreements with any of its Executive Officers.

Director Compensation
There is no compensation for directors either on an annual basis or for attendance at board meetings.

Stock Option Plan
In August 1999, the Topaz Board of Directors approved The Topaz Group, Inc. Employee Stock Option Plan (the "Option Plan") which will become effective immediately after completion of the two stock exchange agreements with Chancellor. The purpose of the Option Plan is to provide all employees of the Company with incentives that link their personal interests with the long-term financial success of the Company. All executive and non-executive employees will be eligible for non-qualified stock options on terms and conditions to be determined by the Board of Directors which intends to reserve 5,000,000 shares of the Company's Common Stock for issuance under the Option Plan. The Option Plan will terminate not later than January 1, 2004.

Item 7. Certain Relationships and Related Transactions
None.

Item 8. Legal Proceedings
The Company is not presently a party to any litigation material to its ongoing business operations or financial condition.

Item 9. Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters
There is no non-U.S. trading market for the Common Stock of the Company. Within the United States, the Company's Common Stock is quoted on the OTCBB under the symbol "TOPZ". The quotations below were provided by the National Quotation Bureau, LLC, reflect inter-dealer prices without mark-up, mark-down or commission, and do not represent actual transactions. At August 23, 1999, the bid price of the Common
Stock was $1.00.

The following prices have been provided by Transfer Online, Inc., the Company's transfer agent located in Portland, Oregon, based upon actual trades; (selling price during the applicable period).interim period from July 1, 1999, through August 15, 1999, the high bid price was $.75 while the low was $.375.

	1st Qtr.         2nd Qtr.       3rd Qtr.           4th Qtr.
	High   Low       High   Low     High   Low         High   Low
	-------------    -------------  -------------      ---------------
1997	6 3/4  7 1/8     4.75	.25	  2       .5625		NA	 NA
1998   4.75	2.375	   2.50  	.4375	   .9375  .375	  .40625     .125
1997  2.625	 .375	   5.5	.25     9.75    5.25       	7     4.25

6.Chancellor has neither conducted operations nor had revenues;
 neither Chancellor nor any of its subsidiaries has paid dividends
As of June 30, 1999, there were 2,625,000 shares of the Common Stock of Chancellor issued and outstanding held by approximately 550 beneficial holders of the Common Stock of the Company, substantially all of whom are in the United States. As of June 30, 1999, none of the Company's Series A Convertible Voting and Participating Preferred Stock was issued. Pursuant to resolutions of the respective boards of directors and as provided in the amended Exchange Agreements, however, on or about September 1,7, 1999, the Company will issue 17,325,000 shares of its Series A Preferred Stock to Best Worth, Ltd., in exchange for one hundred percent (100%) of the issued and outstanding preferred stock of Creative, Advance, and Well.

Item 10. Recent Sales of Unregistered Securities

The Company has issued the following unregistered securities during the three-year period ended June 30, 1999

1. In April 1997, the Company Chancellor issued 800,000 shares of its common stock to Columbia Trust, in consideration for the cancellation of its promissory note executed by the Company in the amount of $25,000 and payable to Columbia Trust as assignee of the promisee. The shares were issued to Columbia Trust, a Vancouver, Canada entity, in reliance on the exemption from registration under the 1933 Securities Act provided by Section 4(2).Regulation S

2. In June 1997, the Company Chancellor issued 300,000 shares of common stock to Carousel Consultants in consideration for financial consulting services rendered and in a separate transaction, issued 100,000 shares of common stock to National Employee Database in consideration for financial consulting services
rendered.   Both/Each of the sales were/was made in  reliance on the exemption from registration provided for in Section 4(2) of the 1933 Securities Act, as amended.

3. In August 1997, the Company, Chancellor issued 500,000 shares of common stock to Phoenix Financial Trust as payment in full of the principal and interest due under a promissory note executed by the Company in the amount of $25,000 in favor of Phoenix Financial Trust in the amount of $25,000.
The shares were issued under the exemption from registration provided under Section4(2) of the 1933 Securities Act, as amended.

4. In February 1998, pursuant to a Note and Warrant Purchase Agreement ("Agreement") between the Company/Chancellor and Generation Capital Associates ("GCA"), the Company/Chancellor agreed to issue up to 400,000 shares of common stock to be held in escrow to be delivered to GCA upon the partial or total conversion of one or more of its Convertible Promissory Notes (the "Note")executed by the Company in favor of GCA pursuant to the Agreement. The Agreement provides that, upon election by GCA to convert some or all of the Note, the escrow agent will release to GCA Note(s), the appropriate number of shares will be released to GCA at a conversion price equal to Two-Thirds (66.6667%) of the Closing Bid Price of the Common Stock on the trading day immediately preceding the Conversion Date. The Note further provides that neither GCA nor any holder of the Note shall be required or permitted to exercise any conversion rights if such would result in GCA or the holder becoming at any particular time the beneficial owner of an aggregate of more than 5% of the then-outstanding common stock of the Company/Chancellor, as calculated pursuant to Section 13 of the Securities Exchange Act and Regulation 13D-G promulgated thereunder. Additionally, in February 1998, the Company/Chancellor issued a Warrant to GCA to purchase 50,000 shares of common stock for each $100,000 (or portion thereof) of Notes purchased from the Company/Chancellor, at an exercise price of $3.125 per share for the first 50,000 shares and at an exercise price for any subsequent shares purchased which is the closing bid price on the day prior to the Warrant issuance.
The Warrant shall be exercisable by GCA for five years.
The Note(s), Warrant(s), and the common stock to be issued upon conversion of the Note(s) and exercise of the Warrant(s), were issued pursuant to exemption from registration under Section 4(2) of the 1933 Securities Act,as amended, and Rule 504 of Regulation D promulgated thereunder.

5. On May 5, 1999, Chancellor issued 210,000 of common stock to Jim Fain and 210,000 shares of common stock to Sakon, Ltd. in consideration for services rendered in connection with the execution of the Creative and Advance-Well exchange agreements. Both sales were made in reliance on exemption from registration pursuant to Section 4(2) of the 1933 Securities Act, as amended.


Effective March 1999, Chancellor effected a one for three reverse split of outstanding common shares; the numbers of shares described in #s 1 - 4 above are all pre-reverse split numbers and the numbers of shares described in #5 above are post-reverse split numbers.

Item 11. Description of Registrant's Securities to be Registered

The authorized capital stock of the Company Chancellor consists of one hundred million Common Shares, 2,071,202 of which were outstanding as of June 30, 1999, and held of record by approximately 550 shareholders, and twenty million Preferred Shares, none of which were issued and outstanding as of July 30, 1999. The following summaries of certain provisions of the Common Shares and certain of the rights and privileges of the Series A Preferred Shares do not purport to be complete and are subject to, and qualified in their entirety by, the provisions of the Company's/Chancellor's Restated Articles of Incorporation, Bylaws, and the Certification of Preferences, Rights, and Limitations of Series A Convertible Voting and Participating Preferred Stock, each of which is included as an exhibit to this Registration
Statement, as well as and by the provisions of applicable law.

Common Shares
The Company's/Chancellor 's Restated Articles of Incorporation authorize the issuance of up to one hundred million Common Shares. Holders of Common Shares, together with holders of the Convertible Preferred Shares, are entitled to receive ratably such dividends, if any, as may be declared by the Company's/Chancellor's Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution or winding up of the Company/Chancellor, after the holders of Common Shares and Convertible Preferred Shares are entitled to receive ratably the net assets of the Company Chancellor available after the payment of all debts and other liabilities. Holders of Common Shares have no preemptive subscription, redemption or conversion rights.
The outstanding Common Shares are, when issued and paid for, fully paid and nonassessable.

Series A Convertible Voting and Participating Preferred Shares
The  Company's Chancellor's Restated Articles of  Incorporation, as amended by
resolution of the board of directors,   authorize the  issuance of twenty
million preferred shares. By resolution dated August 25, 1999, the board created a series of Preferred Stock of the Company/Chancellor consisting of twenty million (20,000,000) authorized shares, $.001 par value, and designated as Series A Convertible Voting and Participating Preferred Stock ("Series A Preferred Stock"). The board of directors may, from time to time, as permitted by law and by the Restated Articles of Incorporation and Bylaws of the Company/Chancellor, increase or decrease the total number of shares of Series A Preferred Stock.

The Transfer Agent for the Shares is Transfer Online, Inc. Of Portland, Oregon.

Item 12. Indemnification of Directors and Officers

The Nevada Revised Statutes (the "NRS"), the provisions of which govern the Company/Chancellor, empowers a Nevada Corporation to indemnify present and former directors, officers, employees, or agents or any person who may have
served at the request of the  corporation as a director,   officer,  employee,
or agent of another corporation ("Eligible Persons") against liability incurred in any proceeding, civil or criminal, in which the Eligible Person is made a party by reason of being or having been in any such capacity, or arising out of his status as such, if the individual acted in good faith and reasonably believed that (a)the individual was acting in the best interests of the corporation, or (b)if the challenged action was taken other than in the individual's official capacity as an officer, director, employee or agent, the individual's conduct was at least not opposed to the corporation's best interests, or (c) if in a criminal proceeding, either the individual had reasonable cause to believe his conduct was  lawful  or no
reasonable cause to believe his conduct was unlawful.

The NRS further empowers a corporation to pay or reimburse the reasonable expenses incurred by an Eligible Person in connection with the defense of any such claim, including counsel fees; and, unless limited by its articles of incorporation, the corporation is required to indemnify an Eligible Person against reasonable expenses if he is wholly successful in any such proceeding, on the merits or otherwise.Under certain circumstances,a corporation may pay or reimburse an Eligible Person for reasonable expenses prior to final disposition of the matter.Unless a corporation's articles of incorporation otherwise provide,an Eligible Person may apply for indemnification to a court which may order indemnification upon a determination that the
 Eligible Person is entitled to mandatory indemnification for reasonable expense or that the Eligible Person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances without regard to whether his actions satisfied the appropriate standard of conduct.. Before a corporation may indemnify any Eligible Person against liability or reasonable expenses under the NRS, a quorum consisting of directors who are not parties to the proceeding must (1) determine that indemnification is permissible in the specific circumstances because the Eligible Person met the requisite standard of conduct (2) authorize the corporation to indemnify the Eligible Person and (3) if appropriate, evaluate the reasonableness of expenses for which indemnification is sought. If it is not possible to obtain a quorum of uninvolved directors, the foregoing action may be taken by a committee of two or more directors who are not parties to the proceeding, special legal counsel selected by the Board or such a committee, or by the shareholders of the corporation.

In addition to the foregoing,the NRS states that the indemnification it provides shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any provision of the articles of incorporation or bylaws, resolution of the board of directors or shareholders, or any other authorization adopted after notice by a majority vote of all the voting shares then issued and outstanding.
The NRS also empowers a Nevada  corporation  to purchase and maintain insurance on behalf of any Eligible Person against any liability asserted against or incurred by him in any capacity as such, or arising out of his status as such, whether or not the corporation would have had the power to indemnify him against such liability.

See Article XI of the Bylaws of the Company/Chancellor included with this Registration Statement as Exhibit 3.02 for a further description of the Company's its rights and obligations to indemnify its officers and directors.

Item 13.  Financial Statements

	See Financial Statements under Item 15


Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

By letter of February 5, 1999 (Exhibit 16.01) Price Waterhouse Coopers ("PWC) advised the Topaz Group (as the auditor of Creative, Advance, and Well for the year ended December 31, 1997.)that it was unable to continue its engagement as their auditor.Subsequently, for purposes of this Item 14, counsel to the Topaz Group made a written request (Exhibit 16.02) that PWC provide the specific information required by Item 14.As of August 27, 1999, the information has not been provided despite second and third requests requested in Item 14. As of September 7, 1999, PWC has not provided the requested information and the Company is therefore unable to respond further to this Item 14.

Item 15. Financial Statements and Exhibits

FINANICAL STATEMENTS ATTACHED

(A)   Chancellor Corporation

    (1) Audited financial statements as of and for the year ended December 31, 1998
          * Independent Auditors' Report.
          * Balance Sheet
          * Statement  of Income
          * Statement of  Stockholders'  Equity
          * Statement of Cash Flows
          * Notes to Financial Statements.

	(2) Audited financial statements as of and for the year ended December 31,
          1997
          * Independent Auditors' Report.
          * Balance Sheet
          * Statement  of Income
          * Statement of  Stockholders'  Equity
          * Statement of Cash Flows
          * Notes to Financial Statements.

	(3) Audited financial statements as of and for the year ended December 31,
          1996
          * Independent Auditors' Report.
          * Balance Sheet
          * Statement  of Income
          * Notes to Financial Statements.

(B)    Creative Gems & Jewelry Company Limited
       Advance Gems & Jewelry Company Limited
       Well Gems & Jewelry Company Limited

       (1) Combined Audited financial statements as of and for the year ended December 31, 1998
           * Report of Independent Certified Public Accountants
           * Balance Sheets
           * Statements  of Income and Retained Earnings
           * Notes to Financial Statements.

(C)    Advance Gems & Jewelry Company Limited

       (1) Audited financial statements as of and for the year ended December 31, 1997
           * Report of the Auditor
           * Balance Sheet
           * Statements  of Loss and Deficits
           * Notes to Financial Statements.


       (2) Audited financial statements as of and for the year ended December 31, 1996
           * Auditor's Report
           * Balance Sheet
           * Statements  of Income and Retained Earnings
           * Notes to Financial Statements.

(D)    Creative Gems & Jewelry Company Limited

       (1) Audited financial statements as of and for the year ended December 31, 1997
           * Report of the Auditor
           * Balance Sheet
           * Statements  of Income and Retained Earnings
           * Notes to Financial Statements.


       (2) Audited financial statements as of and for the year ended December 31, 1996
           * Report of the Auditor
           * Balance Sheet
           * Statements  of Income and Retained Earnings
           * Notes to Financial Statements.

(E)    Well Gems & Jewelry Company Limited

       (1) Audited financial statements as of and for the year ended December 31, 1997
           * Report of the Auditor
           * Balance Sheet
           * Statements  of Loss and Retained Deficits
           * Notes to Financial Statements.


       (2) Audited financial statements as of and for the year ended December 31, 1996
           * Report of the Auditor
           * Balance Sheet
           * Statements  of Income and Retained Earnings
           * Notes to Financial Statements.


Item 15 (A) (1)

















Chancellor Corporation
(A Development Stage Company)

Financial Statements

Year Ended December 31, 1998







Independent Auditors' Report


To:	The Board of Directors and Shareholders
of Chancellor Corporation

We were engaged to audit the balance sheet of Chancellor Corporation as of December 31, 1998 and the related statements of income, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management.

The Company did not maintain financial books and records for the year ended December 31, 1998 and for the previous years since inception because none of the books and records was available for our inspection. Management of the Company and the previous auditor were unable to provide any substantiation of assets and liabilities appearing on the Company's audited balance sheet at December 31, 1997;
such assets and liabilities were carried over to December 31, 1998. The Company issued a total of 666,079 shares of common stock during the year 1998 and yet management did not provide information for the dollar values of such stock issuances to enable proper recording of all stock transactions occurred in 1998. Consequently, the Company's common stock capital and paid-in capital as well as the related assets at December 31, 1998 were understated by the omission of such stock transactions whose value was unknown at the close of our audit. A certain investment consulting company was involved in raising capital for the Company by private placements; a total of $1,660,000 was raised during the years
1996, 1997 and 1998.Management of the Company and this investment consulting company were unable to provide detailed information about these stock transactions for our audit.The funds of $1,484,000 were disbursed directly to Morceli Limited as development cost(see note 3); an amount of $21,000 was held by the investment consulting company in trust for the Company; however, the balance of $155,000 was unaccountable.

Due to a lack of books and records, pertinent financial information and evidence in substantiation of the Company's assertion of assets, liabilities and stockholders' equity at December 31, 1998 and its operating results and cash flows for the year then ended, we were not able to apply other auditing procedures to satisfy ourselves of the existence and correctness of all items presented in the accompanying financial statements.
Therefore, the scope of our work was not sufficient to enable us to express, and we do not express, an opinion on these financial statements.





							Samuel H. Wong & Co., LLP
							Certified Public Accountants

       San Francisco, California
       August 23, 1999



	Balance Sheet as of December 31, 1998.

Chancellor Corporation
(A Development Stage Company)
Balance Sheet
31-Dec-98

Assets

Cash held by Phoenix Financial Inc.						$21,000
Due from Morceli Limited			Note 3		   11,484,000
Less: Allowance for Bad Debts						  -11,484,000
                             								-----------
               	Total Assets					     			$21,000

Liabilities and Stockholders' Equity

Liabilities
     Accounts Payable			            					$91,000

               Total Liabilities  							 91,000

Stockholders' Equity
     Common Stock					         Note 4	 		  6,214
     Paid-in Capital						             		139,252
     Additional Paid-in Capital					   11,268,534
     Retained Deficits                -11,484,000

Total Stockholders' Equity         							-70,000

Total Liabilities and Stockholders' Equity				$21,000


See Accompanying Notes and Accountants' Report


Statement  of Income for the Year Ended  December 31, 1998.

Chancellor Corporation
(A Development Stage Company)
Statement of Income
For the Year Ended December 31, 1998

Operating Income					 			$      ---

Allowance for Bad Debts							   11,484,000

Loss for the year								  -11,484,000

Retained Earnings 1/1/98							 ---

Ending Retained Deficits 12/31/98 					 ($11,484,000)



See Accompanying Notes and Accountants' Report


	Statement of  Stockholders'  Equity for the Year Ended December 31, 1998.

Chancellor Corporation
(A Development Stage Company)
Statement of Cash Flows
For the Year Ended December 31, 1998


CASH FLOW FROM OPERATING ACTIVITIES:
     Net Loss                                               $  (11,484,000)
     Adjustments to reconcile net loss
       to net cash used for operating
       Activities:
         Allowance for Bad Debts                                 11,484,000
Net Cash used for Operating Activities                          0

CASH FLOW FROM INVESTING ACTIVITIES:
Net Cash used for Investing Activities                          0

CASH FLOW FROM FINANCING ACTIVITIES:
     Loans to Morceli Limited                                        (280,200)
Net Decrease in Cash and Cash Equivalents                            (280,200)

Cash and Cash Equivalents at 1/1/98                                   301,200

Cash and Cash Equivalents at 12/31/98                       $          21,000



See Accompanying Notes and Accountants' Report


           Notes to Financial Statements.

Chancellor Corporation
(a Development Stage Company)
Notes to Financial Statements
For the Year Ended December 31, 1998

1.   The Company

Chancellor Corporation (prior to November 8, 1996: Technivision Inc.) was incorporated in the State of Nevada on June 3, 1996 and merged with Prime Collateral Inc.(a Utah Corporation) pursuant to Articles and Plan of Merger of June 3, 1996 whereby Technivision Inc. became the surviving corporation by virtue of Section 450 and seq. of Nevada Revised Statutes.

The name of "Chancellor Corporation" was changed to "Topaz Gem Group Inc." pursuant to an Amendment to the Articles of Incorporation on November 13, 1998 in contemplation of an agreement between Chancellor and Best Worth Agent, Ltd. by which Chancellor would acquire all of the issued and outstanding preferred stock of the three Thai companies(namely: Creative Gems & Jewelry Co., Ltd., Advance Gems & Jewelry Co., Ltd., and Well Gems & Jewelry Co., Ltd.)
in exchange for shares of preferred stock of Chancellor.
Although a memorandum of understanding was entered into between Chancellor and Topaz on October 22, 1998, the exchange agreements were not signed until April 30, 1999 which was subject to the adjustment of the number of shares of Chancellor to be paid to the three Thai companies.

During the year 1998 and through August 23, 1999, the following persons served as the Company's directors and officers:

Board of Directors				Officers
Mr. Ron Sparks(Chairman)		Mr. Martin Newman(President)
Mr. Martin Newman				Miss Jane Kelly(Secretary)
Mr. Peter Lynch
Mr. Brian Condon
Miss Jane Kelly

The Company's counsel is preparing shares adjustments to finalize the exchange agreement whereupon the appointment of new directors and officers is expected to be made on September 1, 1999.

Prior to the exchange agreement, Chancellor's main project was a joint venture contract for horse racing and national lottery with Beijing Da Du International Jockey Club Co., Ltd.(a Beijing, PRC Company) through Morceli Limited(an Oklahoma Corporation).


2.   Summary of Significant Accounting Policies

This summary of significant accounting policies of Chancellor Corporation (the Company) is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management who is responsible for their integrity and objectivity. Information in respect of events occurred prior to 1998 was carried over from the 1997 audited financial statements.

(a) Basis of Reporting
The Company adopts the accrual basis of accounting.

(b) Allowance for Bad Debts
Whenever management of the Company has doubts of recovering debts after exercising reasonable collection measures, management will recommend providing Allowance for Bad Debts by crediting the desired amount to an "Allowance for Bad Debts" account and debiting an "Allowance for Bad Debts Expense" account.

(c) Income Taxes
The Company uses the accrual method of accounting to determine and report its taxable income and the flow-through method to account for tax credits, which are reflected as a reduction of income taxes for the year in which they are available.
Income tax liabilities computed according to the Federal tax laws, are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of fixed assets and intangible assets for financial and tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes also are recognized for operating losses and passive activity losses that are available to offset future taxable income and tax credits that are available to offset future Federal income taxes.

(d) Cash Flows
For the purpose of statement of cash flows, the company considers all highly liquid debt instruments with maturity dates of three months or less to be cash equivalents.

(e) Use of Estimate
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and revenue and expenses during the reporting period. Actual results could differ from those estimates.


3. Due from Morceli Limited

The Company made interest-free unsecured loans to Morceli Limited with the plan of financing its project of national lottery and horse-racing activities in the Peoples' Republic of China(PRC). Morceli Limited was contemplated to be a wholly-owned subsidiary of Chancellor Corporation. However, there was no issuance of any stock of shares from Morceli to Chancellor to realize this relationship. The amount outstanding at December 31, 1998 was comprised of:

	Development Cost(funded by capital
raised through private placements)				$  1,484,000

Restricted Cash Reserves in PRC				    5,000,000
Restricted Securities Deposited in PRC			    5,000,000

(Note: these two items were placed as registered capital in PRC and were funded by Additional
Paid-in Capital)

								      ____________
									 $11,484,000


4. Stock Capital

The Company is authorized by its Restated Articles of Incorporation dated November 4, 1997 to issue:


	100,000,000 shares of common stock at $0.001 par value        $100,000
	  10,000,000 shares of preferred stock at $0.001 par value      10,000
									              $110,000


As of December 31, 1998, the Company has issued and outstanding 6,213,607 shares at $0.001 par value $6,214. However, the Company decided to effectuate a ONE FOR THREE REVERSE SHARE SPLIT at December 7, 1998.
As a result, the 6,213,607 shares before the split have been converted into 2,071,202 shares after the split.


4. The financial statements disclosed total shares of common stock issued and outstanding at December 31, 1998, 1997 and 1996 as follows; however, these totals do not reconcile with those revealed in Stockholders' List
Reports issued by the Company's transfer agent:

Common Stock				                           	1998	   	   1997      		1996
Total Shares per Financial Statements	 6,213,607  14,546,607   3,500,000
Total Shares per transfer agent		      5,463,738  14,392,977   3,633,459
                       					            ________   _________    ________
Discrepancies		   	                      749,869     153,630    <133,459>



The above discrepancies occurred because management did not exercise proper control of stock transactions.

By a Board Resolution of December 27, 1997, the 8,333,000 shares before the split(under Certificate #20123) issued to Beijing Dadu International
Jockey Club Co. Ltd. was cancelled.
However, the fact that Beijing Dadu has not surrendered the stock certificate for cancellation, negates the transfer agent's authority to execute the stock cancellation transaction. Consequently, such shares are still included in the Company's share register.
The Company by board resolution dated August 27, 1999, has directed the transfer agent to place a stop transfer order against Certificate #20123.


Item 15 (A) (2)


Robert G. Tschida
Certified Public Accountant
									301 North Main
									P.O. Box 5507
									Pueblo, CO 81002
									(719) 568-9700


INDEPENDENT AUDITOR'S REPORT

Board of Directors
Chancellor Corporation
Oklahoma City, Oklahoma

I have audited the accompanying balance sheet of Chancellor Corporation as of December 31, 1997. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.An audit includes examining,on a test basis,evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Chancellor Corporation as of December 31, 1997 and the results of its operations and its cash flows for the period ending December 31, 1997 in conformity with generally accepted accounting principles.



Robert G. Tschida, CPA

January 30, 1998




CHANCELLOR CORPORATION
(A Development Stage Company)
Balance Sheet
December 31, 1997



Assets
Current Assets:
Cash	                       					$301,200

Other Assets:
Subsidiary (Note 2)        		   2,500,000
Development costs (Note 2)    	 1,203,800
Total other assets		            3,703,800

Restricted Assets:
Cash reserves (Note 4) 	              5,000,000
Securities deposited (Note 4)         5,000,000

Discounted cash-flows (Note 3)      122,606,644
Total restricted assets	            132,606,644

                   Total Assets				$136,611,644


Liabilities & Stockholders' Equity

Current Liabilities
Accounts payable				                                  $     91,000
Unearned Revenues (Note 3)                             122,606,644

Stockholders' Equity
Common Stock, 100,000,000 shares authorized,
$0.001 par value, 14,546,607 shares issued and
outstanding.					                                          145,466
Preferred Stock, 5,000,000, $10.00 value
authorized, 250,000 shares issued and outstanding        2,500,000

Paid-in Capital                                         11,268,534
Total Stockholders' Equity	                             13,914,000

Total Liabilities and Stockholders' Equity	           $136,611,644



The accompany notes are an integral part of these financial statements





CHANCELLOR CORPORATION
(A Development Stage Company)
Statement of Stockholder's Equity
For the period ending December 31, 1997


            Common            Preferred            Paid-in              Retained
            Stock             Stock                Capital              Earnings
Beginning
Balance     $3,700            $2,500,000           $117,300             $ 0

Balance
12/31/97    $145,466          $2,500,000           $11,268,534          $ 0




The accompany notes are an integral part of these financial statements



CHANCELLOR CORPORATION
(A Development Stage Company)
Cash Flows
December 31, 1997


Cash flows from operation:
Net Income                                              $ 0

Cash flows from investing activities:
Increase in discounted cash flows              (122,606,644)
Investment in subsidiary                         (2,500,000)
Investment in development costs                  (1,203,800)
Increase in unearned income                     122,606,644
Issuance of preferred stock                       2,500,000
Issuance of common stock                            141,766
Increase in paid-in capital                      11,151,234

Cash flow from financing activities:
Investment of cash & securities in subsidiary   (10,000,000)
Increase in payables                                 91,000
Cash provided                                       254,000

Beginning cash                                      121,000

Ending cash                                      $  301,200



The accompany notes are an integral part of these financial statements



CHANCELLOR CORPORATION
(A Development Stage Company)
Notes to Financial Statements
December 31, 1997

Note 1:	The company was incorporated in the State of Nevada in 1981.  The company main project is a joint venture gaming agreement with the Beijing
 DaDu International Jockey Club.
This agreement has been approved by the Chinese government.
  The agreement may be seen at the company corporate office.

Note 2:	The company has acquired a Fraternal Insurance Society to market various services to member in exchange for the issuance of preferred stock. The company is managed by the U.S. Management, a subsidiary of Chancellor.

Note 3:	The company's share of the proposed income from the Beijing DaDu
International Jockey Club is projected by using the present value of the cash-flow based on a 20% accrual to Chancellor over 12 years of the projected income of the project over the same 12 years as follows:

	Total Income projected			        	$1,542,576,295.00
	20% accrual to Chancellor			        $308,515,259.00
      Discounted @ 8% for 12 years
      (factor is .3971)
      $308,515,259.00 x .3971 =			   $122,606,644.00

Note 4:	Cash and securities were placed as Registered Capital in China, (for
Morceli, Inc., a wholly owned subsidiary), and are restricted as to usage in China. Entry consists of $5,000,000 cash and $5,000,000 securities. Cash can be replaced by acceptable securities at any time and total funds will be released on December 1, 1998.

Note 5:	Subsequent Events:
The company reached an agreement with Zhida Development Co,. Ltd. and America Saipan International Trading, Inc., as follows:

A) Chancellor Corporation and Ron Sparks, Chairman agreed to cancel 8,333,000 shares of common stock that was issued in the name of Beijing Dadu International Jockey Club Co. Ltd.

B) Cancellation of 500,000 preferred shares issued in the name of Zhida Development Co. Ltd.

C) The 3,000,000 shares of control shares held by NAFTA Trust were canceled and re-issued as follows;

1.  1,470,000 American Saipan International Trading Inc.

2.  1,530,000 NAFTA Trust

Mr. Du, Lianlu of American Saipan was appointed to the Board of Directors of Chancellor Corporation.

Note 6:	The company reversed the acquisition of the Fraternal Insurance
Society and canceled the 250,000 shares of preferred stock used for that acquisition. The company will proceed with an alternate insurance program.

	The net result of the above transaction leaves Chancellor Corporation with only 6,321,000 shares outstanding, the cancellation of debt for the real estate in Guang Dong Province, the debt for the Fraternal company and the debts of $15 million dollars for the license fee and $55 million dollars for the lease of the facility in Beijing.

Item 15 (A) (3)


Robert G. Tschida
Certified Public Accountant
									301 North Main
									P.O. Box 5507
									Pueblo, CO 81002
									(719) 568-9700


INDEPENDENT AUDITOR'S REPORT

Board of Directors
Chancellor Corporation
Sausalito, California

I have audited the accompanying balance sheet of Chancellor Corporation (a development stage company) as of December 20, 1996 and the related statements of income, stockholders' equity and cash flows for the beginning period ending December 20, 1996.
These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.An audit includes examining,on a test basis,evidence supporting the amounts and disclosures in the financial statements.
An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation.
I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements of Chancellor Corporation referred to above present fairly, in all material respects, the financial position of Chancellor Corporation as of December 31, 1996 and the results of its operations and its cash flows for the period ending December 31, 1996 in conformity with generally accepted accounting principles.



Robert G. Tschida, CPA








CHANCELLOR CORPORATION
(A Development Stage Company)
Balance Sheet
December 20, 1996

Assets
Current Assets:
Cash                       $        121,000
Other Assets
Investment in Parent              3,500,000

Total Assets               $      3,621,000


Liabilities & Stockholders' Equity
Stockholders' Equity
Common Stock, 100,000,000 shares authorized,
$0.001 par value, 3,500,000 shares issued and
Outstanding.			                      $       3,500

Paid-in Capital                            117,500
Paid-in Capital from issuance of Stock   3,500,000

Total Stockholders' Equity               3,621,000


Total Liabilities and Stockholders' Equity $3,621,000



The accompany notes are an integral part of the financial statements



CHANCELLOR CORPORATION
(A Development Stage Company)
Income Statement
For the period ending December 31, 1996


                 NO ACTIVITIES




The accompany notes are an integral part of the financial statements




CHANCELLOR CORPORATION
(A Development Stage Company)
Notes to Financial Statements
December 31, 1996

 Note 1:	The company was incorporated in 1981 in the State of Nevada for the general purpose of purchasing investments grade commercial real estate projects.

Note 2:	The company's plan is to issue Corporate Real Estate Bonds in order to finance the acquisition of TRIPLE NET LEASED commercial real estate properties from Major S&P rated corporations. The company's immediate objective is to finance acquisition with a minimum price of $100,000,000. The lease terms will vary from 25-60 years all NNN, with a beginning capitalization of 10.25% - 10.50% annual yield.

Note 3:	The company proposes to utilize the income generated from these projects, including interest income derived from the Bonds to offer an attractive yield to the Bondholders of 7% and to support operating general, marketing and administrative expenses.

Note 4:	The company has projected statements which are available at the corporate offices located at 3030 Bridgeway, Suite 100, Sausalito, CA 94965.

Note 5:	The parent company contributed 350,000 shares of preferred at $10.00
stated value.   U.S. Heritage Inc. (Parent Company) has net assets in
excess of $200,000,000.













The accompanying notes are an integral part of these financial statements.











Item 15 (B) (1)



CREATIVE GEMS & JEWELRY COMPANY LIMITED
ADVANCE GEMS & JEWELRY COMPANY LIMITED
WELL GEMS & JEWELRY COMPANY LIMITED
REPORT AND COMBINED FINANCIAL STATEMENTS
31st DECEMBER, 1998

BDO

BDO Richfield Ltd.		         	22nd Floor, CTI Tower
Certified Public Accountants		191/41 New Tachadapisek Road
                        						Klongtoey, Bangkok 10110, Thailand
                        						Telephone: (662) 261-1251/4, 661-9510-3
                        						Telefax: (662) 261-1255


REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Shareholders and Board of Directors of Creative Gems & Jewelry Company Limited,
Advance Gems & Jewelry Company Limited, and
Well Gems & Jewelry Company Limited

	We have audited the accompanying combined balance sheet of Creative Gems & Jewelry Company Limited, Advance Gems & Jewelry Company Limited, and Well Gems & Jewelry Company Limited as at 31st December, 1998, and the combined related statements of earnings and combined retained earnings for the year then ended. These financial statements are the responsibility of the Company's management as to their correctness and completeness of the presentation. Our responsibility is to express an opinion on these financial statements based on our audit.

	We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion, except as discussed in the third paragraph, fourth paragraph, fifth paragraph, sixth paragraph and seventh paragraph.

	The audit result of an oversea account receivable of Baht 428.41 million, from the total outstanding accounts receivable of Baht 621.09 million of Creative Gems & Jewelry Company Limited,an oversea account receivable of Baht
29.60 million, from the total outstanding accounts receivable of Baht 43.90 million of Advance Gems & Jewelry Company Limited, and an oversea account receivable of 34.99 million, from the total outstanding accounts receivable of Baht 59.05 million of Well Gems & Jewelry Company Limited as at 31st December, 1998, revealed that various documents received from third party are not consistent with the documents received from the Company.
We are unable to perform other alternative tests to satisfy ourselves as to the existence and correctness of the account receivable and the trading transactions the Companies had with such trade debtors.







							A Member Firm of BDO Binder

BDO

	The audit result of an oversea account payable of Baht 39.70 million, from the total outstanding accounts payable of Baht 102.02 million of Creative Gems & Jewelry Company Limited as at 31st December, 1998, revealed that various documents received from third party are not consistent with the documents received from the Company.
We are unable to perform other alternative tests to satisfy ourselves as to the existence and correctness of the account payable and the trading transactions the Company had with such trade creditor.

	As we were appointed as Creative Gems & Jewelry Company Limited auditor on 26th March, 1999, we were unable to observe the beginning inventory count as at 1st January, 1998 valued at Baht 113.41 million.
Furthermore, we were unable to satisfy ourselves by means of other auditing procedures as to the quantities of such inventories and we were unable to examine the cost calculation of such inventories due to insufficiency of relevant documents and information and we were unable to satisfy ourselves by means of other auditing procedures as to the unit cost of such inventories. Therefore, we were unable to determine the effect of adjustments, if any, that might have been required on the value of such inventories and therefore its effect on the cost of sales for the year ended 31st December, 1998.

	As we were appointed as Advance Gems & Jewelry Company Limited and Well Gems & Jewelry Company Limited auditor on 26th March, 1999, we were unable to observe the inventories as at 31st December, 1997 value at Baht 25.66 million and Baht 41.02 million respectively and also unable to attend the physical inventory count after 26th March, 1999 because these Companies had already sold out the inventories before such date, and we were thus unable to satisfy ourselves by means of other auditing procedures as to the quantities of such inventories. Furthermore, we were unable to examine the cost calculation of such inventories due to insufficiency of relevant documents and information and we were thus unable to satisfy ourselves by means of other auditing procedures as to the unit cost of such inventories. Therefore we were unable to determine the effect of any adjustments that might have been required on the cost of sales for the year ended 31st December, 1998.

	As described in note 1 to the financial statements, Advance Gems & jewelry Company Limited and Well Gems & Jewelry Company Limited ceased their operations in October 1997 and obtained an approval letter dated 13th
November, 1998 from the Board of Investment Committee for temporarily ceased operations under the certificate dated 20th July, 1993.
Additionally the Companies recorded a net loss for the year ended
31st December, 1998 of Baht 41.48 million and Baht 10.64 million, respectively and as of that date total current liabilities exceeded their total current assets by Baht 22.93 million and Baht 44.28 million, respectively and as of that date Well Gems & Jewelry Company Limited had capital deficiency of Baht 34.28 million. These factors raise a substantial doubt that these Companies will be able to continue as a going concern. Nevertheless, these Companies are in the process of increasing the capital and planning to resume the business operation during 1999. The accompanying financial statements do not include any adjustment relating the realization of recorded assets and the amount of liabilities that might result from the outcome of these uncertainties.

BDO


	Because of the high significance on the effects of any adjustments as might have been determined to be necessary had we been able to verify the existence and correctness of the account receivable and the related trading transactions these Companies had with the said trade debtors mentioned in the third paragraph; the existence and correctness of the account payable and the related trading transactions the Company had with the said trade creditor mentioned in the fourth paragraph; the correctness of the value of beginning inventories as at 1st January, 1998 mentioned in the fifth paragraph and sixth paragraph and the uncertainty of these companies' going concern mentioned in the seventh paragraph, we are unable to express an opinion on the combined financial statements of Creative Gems & Jewelry Company Limited, Advance Gems & Jewelry Company Limited, and Well Gems & Jewelry Company Limited for the year ended 31st December, 1998.

	Without qualifying our opinion, we draw attention to note 18, to the financial statements on 17th November,1998 the Board of Directors of Creative Gems & Jewelry Company Limited approved to pay interim dividends of Baht 500 million based on the 1997 operating results.However, the Company's ability to pay such interim dividends will depend on its liquidity status as well as the successful collection of its account receivable.

	We draw attention to note 20 to the financial statements, in 1998, Advance Gems & Jewelry Company Limited applied the equity method for the investment in the subsidiary company instead of the cost method.In addition, equity in loss for investment in the subsidiary as stated in the financial statements for the year ended 31st December, 1998 computed from the financial statements of subsidiary audited by another auditor whose report dated 5th March, 1999 express an unqualify opinion.

The financial statements of Creative Gems & Jewelry Company Limited for the year ended 31st December, 1997 were audited by another auditor whose report dated 16th November, 1998 expressed a disclaimer opinion on the financial statements because of the significant effects of any adjustments that might have been required had the auditor been able to verify one trade account receivable of Baht 377 million and the valuation of inventories as at 31st December, 1996.

	The financial statements of Advance Gems & Jewelry Company Limited and Well Gems & Jewelry Company Limited for the year ended 31st December,
1997 were audited by another auditor whose report dated 16th November, 1998 expressed the disclaimer opinion on the financial statements because of the significant effects of any adjustments that might have been required to the valuation of inventories as at 31st December, 1996 and the uncertainty of the Companies's going concern.



      							Mr. Anurak Lelapiyamit
			          Certified Public Accountant (Thailand) No. 3462
						 	     BDO Richfield Ltd.


             Bangkok : 30th April, 1999

The above report of independent certified public accountants and accompanying financial statements are English translations of such report and financial statements prepared for and used in Thailand. The accompanying financial statements were prepared using accounting principles, procedures and reporting practices generally accepted in Thailand and are not intended to present the financial position and results of operations, changes in shareholders' equity and cash flows in accordance with accounting principles and practices generally accepted in countries and jurisdictions other than those in Thailand. The standards, procedures and practices utilized to audit such financial statements are those generally accepted and applied in Thailand.


BDO

CREATIVE GEMS & JEWELRY COMPANY LIMITED,
ADVANCE GEMS & JEWELRY COMPANY LIMITED AND
WELL GEMS & JEWELRY COMPANY LIMITED
COMBINED BALANCE SHEETS
AS AT 31st DECEMBER, 1998


Conversion                         Note          BAHT                  US$

ASSETS

CURRENT ASSETS

Cash in hand and at banks                       65,241,124          1,778,269
Short-term investments              3           20,000,000            545,137
Trade accounts receivable - net     4          661,738,839         18,036,929
Trade accounts receivable
           related companies - net  5            1,649,879             44,971
Inventories -net                    6          291,163,518          7,936,206
Value Added Tax refundable                      34,678,061            945,215

Other current assets                             2,667,622             72,711
TOTAL CURRENT ASSETS                         1,077,139,043         29,359,438

INVESTMENTS IN SUBSIDIARY
AND OTHER COMPANIES                 7            1,213,789             33,084

LOAN TO DIRECTOR                    8            1,870,000             50,970

PROPERTY, PLANT AND EQUIPMENT - NET 9           58,225,326          1,587,040

FIXED DEPOSIT                       10,21        2,256,169             61,496

OTHER ASSETS                                     1,386,616             37,795

TOTAL ASSETS                                 1,142,090,943        31,129,823


The accompanying notes are an integral part of the financial statements.



BDO

ADVANCE GEMS & JEWELRY COMPANY LIMITED AND
WELL GEMS & JEWELRY COMPANY LIMITED
COMBINED BALANCE SHEETS (Continued)
AS AT 31st DECEMBER, 1998

Conversion                           Note            BAHT                 US$

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Bank overdraft                         11         843,957              23,003
Loan from financial institution        12      63,000,000           1,717,183
Trade accounts payable                        104,671,761           2,853,024
Trade accounts payable
    - related companies                 5         954,800              26,025
Other accounts payable
    - related companies                 5       7,282,133             198,488
Other accounts payable                          3,480,892              94,878

Current portion of hire
     purchase payable                  13       1,332,731              36,326

Loan from director                     14      72,425,569           1,974,094

Accrued dividend                       18     368,000,000          10,030,528

Other current liabilities                      12,971,542             353,564
TOTAL CURRENT LIABILITIES                     634,963,385          17,307,113
HIRE PURCHASE PAYABLE - NET            13       1,685,862              45,951
TOTAL LIABILITIES                             636,649,247          17,353,064
SHAREHOLDERS' EQUITY
   Share capital                        15
Authorized, issued and fully paid-up
Preference share of 9,800,000 shares at 16
Baht 10 par value                        98,000,000           2,671,173
Common share of 30,200,000 shares at
       Baht 10 par value                      302,000,000           8,231,575

                                              400,000,000          10,902,748

Less: Share subscription receivable            (8,050,000)           (219,418)
                                              391,950,000          10,683,330

Retained earnings

Appropriated
Legal reserve                          17      10,000,000             272,569
Unappropriated                                103,491,696           2,437,471
Translation adjustments                           -                   383,389
TOTAL SHAREHOLDERS' EQUITY                    505,441,696          13,776,759
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY  1,142,090,943          31,129,823




The accompanying notes are an integral part of the financial statements.


DIRECTOR
BDO
CREATIVE GEMS & JEWELRY COMPANY LIMITED,
ADVANCE GEMS & JEWELRY COMPANY LIMITED AND
WELL GEMS & JEWELRY COMPANY LIMITED
COMBINED STATEMENTS OF EARNINGS AND RETAINED EARNINGS
YEAR ENDED 31st DECEMBER, 1998

Conversion                Note                 BAHT               US$

EARNINGS
REVENUES
Sales                     19               1,050,981,635       25,762,511

Interest income                                 6,393,066         156,712

Other income                                    4,239,044         103,911

TOTAL REVENUES                              1,061,613,745       26,023,134


EXPENSES

Cost of sales                                 604,789,532        14,825,090
Selling and administrative expenses           154,507,966         3,787,424
Loss on exchange rate                         151,696,360         3,718,504
Equity in loss for investment in subsidiary        21,141               518
Interest expenses                              10,882,994           266,773
Corporate income tax                                 23                 -


TOTAL EXPENSES                                921,897,993        22,598,309

NET EARNINGS FOR THE YEAR                     139,715,752         3,424,825

EARNINGS PER SHARE
Net earnings for the year                       4.62                 0.11


RETAINED EARNINGS
BALANCE-beginning of the year                478,140,953         13,032,625

The cumulative effect on prior years for applying the equity
method for investment in subsidiary company    20   (4,365,009)    (118,976)

BALANCE-beginning of the year after adjustment      473,775,944   12,913,649

APPROPRIATION ITEMS
Legal reserve                           17       (10,000,000)       (272,569)

Interim dividends                       18      (500,000,000)    (13,628,434)

BALANCE AFTER APPROPRIATION                      (36,224,056)       (987,354)

NET EARNINGS FOR THE YEAR                        139,715,752        3,424,825

BALANCE-ending of year                           103,491,696        2,437,471


The accompanying notes are an integral part of the financial statements



BDO


CREATIVE GEMS & JEWELRY COMPANY LIMITED,
ADVANCE GEMS & JEWELRY COMPANY LIMITED AND
WELL GEMS & JEWELRY COMPANY LIMITED
NOTES TO FINANCIAL STATEMENTS


NOTE 1-	A GOING CONCERN ISSUE

Advance Gems & Jewelry Company Limited recorded a net loss for the year ended 31st December, 1998 of Baht 41.48 million and as of that date the Company's total current liabilities exceeded its total current assets by Baht 22.93 million.

Well Gems & Jewelry Company Limited recorded a net loss for the year ended
 31st December, 1998 of Baht 10.64 million and as of that date the Company had capital deficiency of Baht 34.28 million, and total current liabilities exceeded its net total current asset by Baht 44.28 million.

Advance Gems & Jewelry Company Limited and Well Gems & Jewelry Company Limited ceased it operations in October 1997 and obtained an approval letter dated 13th November, 1998 from the Board of Investments
Committee for temporarily ceased operations under the certificate dated 20th July, 1993.

These factors raise a substantial doubt that these Companies will be able to continue as a going concern. Nevertheless, these Companies are in the process of increasing the capital and planning to resume the business operation during 1999. The financial statements, therefore, do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liability that might be necessary should these Companies are be unable to continue as a going concern.

At the extraordinary meeting of Advance Gems & Jewelry Company Limited and Well Gems & Jewelry Company Limited No. 2/1999 held on 8th March, 1999 and No. 3/1999 held on 30th March, 1999, the shareholders approved to increase the Company's registered share capital from Baht 100 million to Baht 200 million.



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NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

2.1 Basis of Accounting

The combined financial statements are prepared in accordance with accounting principles generally accepted in Thailand which include the accounts of Creative Gems & Jewelry Company Limited, Advance Gems & Jewelry Company Limited and Well Gems & Jewelry Company Limited. All significant inter-company accounts and transactions have been eliminated in the combined financial statements.

2.2 Sales

Sales are shown net of discounts and sales returned, represent the invoiced value of goods supplied.

2.3 Allowance for doubtful accounts

These Companies provide allowances for the total amount of doubtful accounts. The estimated losses are based on a review of the current status of the existing receivables.

2.4 Inventories

Inventories are stated at the lower of cost or net realisable value.
Costs are determined on a moving average basis. Net realisable value is the price at which inventories can be sold in the normal course of business after allowing for the costs of realisation and,where appropriate, the cost of conversion from their existing state to a finished condition. Provision is made where necessary for obsolete, slow-moving and deteriorating inventories.


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2.5 Recognition of investments


Investment in subsidiary company
- Investment in subsidiary company is accounted for using the equity method.

Investment in an other company
- Investment in an other company under 20% controlled is accounted for using the cost method. Provision for loss will be set aside upon any permanent diminution in value of the investment.

2.6 Depreciation

Depreciation for plant and equipment is calculated by reference to their cost on a straight-line method at the following rates:


                        					Percent per annum

Buildings and building improvement		5-20

Machinery and equipment			         	  20

Furniture and fixtures		          		  20

Motor Vehicles		                 			  20


2.7 Foreign currency translation and transactions

The financial position and results of operations of Creative Gems & Jewelry Company Limited, Advance Gems & Jewelry Company Limited and Well Gems & Jewelry Company Limited are determined using local currency as the functional currency. Assets, liabilities and capital of these companies are translated at the prevailing exchange rate in effect at each year end. Income statement accounts are translated at the average rate of exchange during the year. Translation adjustments arising from the use of different exchange rates from period to period are included in the cumulative translation adjustment account in shareholders' equity.





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Transactions incurred during the year denominated in foreign currencies were translated into Thai Baht at the exchange rate ruling when the transactions were entered into. Monetary assets and liabilities denominated in foreign currencies were translated in Thai Baht at the exchange rate ruling at the balance sheet date. Exchange gain or losses are included in the statement of earnings.

The exchange rate as of December 31, 1998 was $1 = Thai Baht 36.688. The average exchange rate during the year was $1 = Thai Baht 40.795.


2.8 Provision for loss from contingent goods returned

The Company records the provision for loss from contingent goods returned by estimating from the ratio of the goods actually returned in the past.

2.9 Earnings per share

Earnings per share is determined by dividing net earnings for the year by the weighted-average number of shares outstanding during the year.


NOTE 3-	SHORT-TERM INVESTMENTS


	Short-term investments represent promissory notes issued by a finance institution bearing interest at the rate of 16.75% - 17.75% per annum.


NOTE 4-	TRADE ACCOUNTS RECEIVABLE-NET



                                        									    BAHT

			Trade accounts receivable		              		701,439,478
			Post-dated cheques received			              22,595,099

               							                        724,034,577
			Less: Allowance for doubtful accounts		    (62,295,738)
			Trade accounts receivable - net			         661,738,839

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NOTE 5-	TRANSACTIONS WITH RELATED COMPANIES

			Balance with the related companies as at 31st December, 1998 consisted of



								    BAHT
	Trade accounts receivable - related company (net)
		Trillion Royal Grand Company Limited           		   24,456,390
	Less: allowances for doubtful account			            (22,806,511)
		Trade accouns receivable - related company (net)     1,649,879


	Trade accounts payable - related company
		Trillion Royal Grand Company Limited		                 954,800


	Other accounts payable - related companies
		Quality Color Company Limited			                     1,522,133
		Calibration of Gems Factory Company Limited	         5,760,000
		                                    Total								    7,282,133


Revenue and expenses transactions with related companies for the year ended 31st December, 1998 can be summarized as follows:-


                   								    BAHT

		Sales					         	    1,499,890
		Expenses					           1,200,000


NOTE 6-	INVENTORIES - NET


                          						                       		    BAHT
		Raw materials				                                  	113,422,680
		Work in process	                                      6,809,782
		Finished goods                                      177,164,678
                                                      297,397,140
		Less : Provision for lower of cost or net
			realisable value and slow-moving                    (6,233,622)
		Inventories - net                                   291,163,518





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NOTE 7-	INVESTMENTS IN SUBSIDIARY AND OTHER COMPANIES


									Percentage
									of holdings	BAHT

Investments in subsidiary company (equity method)
Aeuchart Development Co., Ltd.
(499,994 shares of Baht 10 each)	       		   99.99	      4,999,940

Less : Equity in deficit for investment		   	           (4,386,151)
                                                											613,789

Investment in other company (cost method)
AGD Gems Dealer Co., Ltd.
(12,000 shares of Baht 50 each)			            1.83	        600,000

                                     									           1,213,789


NOTE 8 -	LOAN TO DIRECTOR

This represents loans to a director with no interest charge and no fixed terms of repayments.


NOTE 9 -	PROPERTY, PLANT AND EQUIPMENT - NET


                                         Accumulated	                   Net
                    				       Cost     Depreciation	            Book Value

                              BAHT               BAHT                  BAHT

Land			                     	 39,216,312             -		          39,216,312
Building and building
improvement	                  14,209,319         5,627,086		       8,582,233
Land improvement		               585,557             -               585,557
Machinery and equipment     	 28,721,659        24,250,009         4,471,650
Furniture and fixtures	        3,722,095         2,217,880	        1,504,215
Vehicles                       7,803,629         3,938,270		       3,865,359
                    			       94,258,571        36,033,245	        8,225,326





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Depreciation charge for the year amounting to Baht 4,645,204 is included in selling and administrative expenses, and amounting to Baht 2,966,891 is included in cost of goods sold, and amounting to Baht 800,926 in cost of production.

Land has been mortgaged with a financial institution as collateral for short-term loans and bank overdraft.


NOTE 10 -	FIXED DEPOSIT


As at 31st December, 1998, fixed deposit of Baht 2.01 million has been pledged as security for bank guarantee with a local bank.


NOTE 11-	BANK OVERDRAFT

The overdraft facilities have been guaranteed by the mortgage of the Company's land and building.


NOTE 12-	LOANS FROM FINANCIAL INSTITUTIONS

Loans from financial institution represent promissory notes issued to a finance institution bearing interest at the following rates:


					                                             		       Loan Principal
                               			Interest rate	             Million Baht


Creative Gems & Jewelry Company Limited	MLR + 2% per annum		            5
Advance Gems & Jewelry Company Limited    16.5% - 21% per annum	  	    51
Well Gems & Jewelry Company Limited	      16.5% - 21% per annum	        7
                                                    				Total								  63

These loans are secured by the Company's directors and mortgaging the Companies's land and building.





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NOTE 13 -	HIRE PURCHASE PAYABLE - NET


									BAHT

		Hire purchase payable				                      	    3,018,593
		Less : Current portion of hire purchase payable   	(1,332,731)
		Hire purchase payable - net			                   	  1,685,862



NOTE 14-	LOAN FROM DIRECTOR


This represents loans from a director made for the purpose of financing the Company's working capital with no interest charge and no fixed terms of repayments.


NOTE 15-	SHARE CAPITAL


At the extraordinary meeting of Creative Gems & Jewelry Company Limited No. 4/1998 and No. 5/1998 held on 20th October, 1998 and 10th November, 1998 respectively, the shareholders approved to increase the Company's registered share capital from Baht 100million (10 million shares at Baht 10 par value) to Baht 200 million (20 million shares at Baht 10 par value) dividing into 10.2 million common shares and 9.8 million preference shares.
The Company registered the resolution for the increase in share capital with the Ministry of Commerce on 27th November, 1998.


NOTE 16-	PREFERENCE SHARES


The preference shares of the Company must first be paid dividend proportionally to the holder(s) of the preference shares, in the amount equivalent to the paid-up value of the preference shares and the balance thereof shall be paid proportionally to holder(s) of the ordinary shares and preference shares.










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NOTE 17 -	LEGAL RESERVE


Under the provisions of the Civil and Commercial Code, the Company is required to set aside as legal reserve of at least 5% of its net earnings at each dividend declaration until the reserve reaches 10% of the authorized share capital. Such reserve is not available for dividend distribution.


NOTE 18-	INTERIM DIVIDENDS PAYMENT


On 17th November, 1998 the Board of Directors of Creative Gems & Jewelry Company Limited approved to pay interim dividends to the shareholders amounting to Baht 500 million (Baht 50 per share), from the results of the Company's operations in 1997. Some shareholders have given their consent to offset part of the interim dividends above against the share subscription receivable of Baht 132 million.


NOTE 19-	SALES - NET


                                        								BAHT

		Sales					                           1,108,660,316
		Less: Sales returned	                  (57,678,681)

		Sales - net				                      1,050,981,635



NOTE 20-	THE CHANGE IN RECOGNITION OF INVESTMENT IN SUBSIDIARY COMPANIES


		In 1998, Advance Gems & Jewelry Company Limited used the equity method for the investment in subsidiary companies instead of the cost method. The Company retroactively adjusted the beginning deficit in the financial statements of 31st December, 1998. The effect of the change to beginning deficit, net loss for the year and loss per share were as follows:


                                            								BAHT

		Deficit-beginning of year			                 4,365,009
		Increase in net loss (Baht)				                 21,142
		Increase in loss per share (Baht per share)		    0.002


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NOTE 21 -	BANK GUARANTEES


		As at 31st December, 1998 a local bank has provided a guarantee on behalf of the Company in respect of electricity supply amounting to Baht 2.01 million. These guarantees are secured by pledging of fixed deposits.



NOTE 22-	COMMITMENTS


		The Company has entered into a lease agreement on building and services for head office location and 3 lease agreements on building for branch office location payable on the monthly basis for rentals and services charges of Baht 192,000 per month as from July 1996 to February 2011.



NOTE 23-	PROMOTIONAL PRIVILEGE


		Advance Gems & Jewelry Company Limited and Well Gems & Jewelry Company Limited received promotional privilege from the Board of Investments under the certificate dated 20th July, 1993 and Creative Gems & Jewelry Company Limited received a promotional privilege on 22nd August, 1994 in respect of the manufacture of gems stone and jewelry.
Under this privilege, these Companies have received exemption from certain taxes and duties including corporate income tax on income derived from the promoted activities for a period of 8 years commencing from the date that these Companies have income derived from those activities. The Companies are required to comply with the terms and conditions specified in the promotional certificate.


		On 13th November, 1998, Advance Gems & Jewelry Company Limited and Well Gems & Jewelry Company Limited have obtained an approval letter from the Board of Investment Committee for temporarily ceased operations under the certificate date 20th July, 1993 as requested by these Companies.












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NOTE 24-	IMPACT OF YEAR 2000 COMPUTER PROBLEM ON THE ENTERPRISE


The Company is in the process of correcting its computer systems with regard to the year 2000 problem. As there is a risk associated with the computer systems when the year 200 arrives, and the risk arising from other businesses, with whom the Company has dealing, and who will not be able to achieve the year 2000 compliance in time.
However, the Company expects that such impact will have no material effect on its operations.



NOTE 25-	SUBSEQUENT EVENT


		At the extraordinary meeting of Advance Gems and Jewelry Company Limited and Well Gems & Jewelry Company Limited No. 2/1999 held on 8th March, 1999 and N0. 3/1999 held on 30th March, 1999 respectively, the shareholders approved to increase the Company's registered share capital from Baht 100 million (10 million shares at Baht 10 par value) to Baht 200 million
(20 million shares at Baht 10 par value) dividing into 0.2 million common shares and 9.8 million preference shares.

		However, these Companies have not yet registered the resolutions for the capital increase with the Ministry of Commerce.


NOTE 26-	PRESENTATION


		The presentation of the financial statements has been made in compliance with the Ministerial Regulation No.2 dated 7th December, 1976 as empowered under the National Executive Council Announcement No. 285 of Thailand.



Item 15 (C) (1)


PRICEWATERHOUSE COOPERS





Report of the auditors to the shareholders of Advance Gems & Jewelry Company Limited




We have examined the balance sheet of Advance Gems & Jewelry Company Limited as at December 31, 1997,and the related statements of loss and deficit for the year then ended. Our examination was made in accordance with generally accepted auditing standards and accordingly included such tests of the accounting records and such other auditing procedures as we considered necessary in the circumstances.


We were appointed as the Company's auditor after the date of December 31 1996, therefore, we did not observe the physical inventory count valued at Baht 47,898,956 at that date. We observed the inventory count on October 5, 1997 and reconciled back to the year ended December 31, 1996. However, the Company did not summarise the results of the physical inventory count and did not perform a reconciliation of inventories from the stocktaking date to December 31, 1996.
Furthermore, we were unable to examine the cost calculation of inventories as at December 31, 1996 due to insufficiency of relevant documents and information. We were unable to satisfy ourselves by means of other auditing procedures as to the effect of any such adjustment on the quantity and valuation of inventories as at December 31, 1996 and cost of sales for the year ended December 31, 1997.



As described in note 1 to the financial statements, the Company ceased its operations in October 1997 and obtained an approval letter from the Board of Investment Committee for temporarily ceased operations under the certificate dated July 20, 1993. The provision for lower of cost or net realisable value ofinventories as at December 31, 1997 approximately of Baht 26 million which will be sold in the following fiscal years was recorded in these financial statements. Additionally, the company recorded a net loss for the year ended December 31, 1997 of Baht 83 million, which has reduced total Shareholders' Equity to Baht 45 million, compared to short-term loans of Baht 51 million.

PRICEWATERHOUSECOOPERS


Page 2





These financial statements have been prepared in accordance with generally accepted accounting principles assuming that the Company is able to continue as a going concern for the foreseeable future. The financial statements, therefore, do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount; and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.


Because of the significance of the effects of any adjustments that might have been required had we been able to satisfy ourselves concerning the matters mentioned in the second paragraph and the uncertainty of the Company's going concern mentioned in the third paragraph, we are unable to express an opinion on the financial statements of Advance Gems & Jewelry Company Limited for the year ended December 31, 1997.










VICHIEN KHINGMONTRI
Certified Public Accountant
(Thailand) No. 3977


PricewaterhouseCoopers Audit and Business Advisory Services Ltd.

November 16, 1998


PRICEWATERHOUSECOOPERS







Advance Gems & Jewelry Company Limited
Balance sheet as at December 31, 1997

                                             Notes                     Baht

ASSETS
Current assets
Cash in hand and at banks     	                3                    3,536,553
Acounts receivable-trade, net                  4                      588,620
Amounts due from affiliated companies          5                   38,412,104
Inventories, net                               6                   25,655,088
Other current assets                                                  826,410
Total current assets                                               69,018,775

Investments in subsidiary and other companies  7                    5,599,940

Loan to a director                                                  1,600,000

Property, plant and equipment, net             8                   34,894,024
Other assets                                                          545,278

TOTAL ASSETS                                                      111,658,017


The notes on pages 5 to 11 form an integral part of the financial statements.


Auditors' report pages 1 and 2


PRICEWATERHOUSECOOPERS

Page 3
                                           Notes                         Baht


LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Bank overdrafts                                                       101,897
Short-term loans                             9                     51,000,000
Accounts payable-trade                                              1,915,337
Amounts due to affiliated companies          5                      6,141,785
Obiligations under hire-purchase
contracts due within one year               10                        930,073
Other current liabilities                                           4,904,527
Total Current liabilites                                           64,993,619
Obiligations under hire-purchase contracts  10                      1,277,412
TOTAL LIABILITIES                                                  66,271,031
Shareholders' equity
Share capital                               11                     81,700,000
Deficit                                                           (36,313,014)
TOTAL SHAREHOLDERS' EQUITY                                         45,386,986

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                        111,658,017

Director


Director


Date
November 16, 1998



PRICEWATERHOUSECOOPERS

Page 4
Advance Gems & Jewelry Company Limited
Statement of loss
for the year ended December 31, 1997

                                               Notes                    Baht

REVENUES                                           5
Sales, net                                        12               7,740,336
Other income                                                       1,747,672
TOTAL REVENUES                                                     9,488,008

EXPENSES                                          5
Cost of sales                                                     28,534,879
Selling and administrative expenses                               66,995,724
Interest expense                                                   8,258,363
TOTAL EXPENSES                                                   103,788,966

  Loss before extraordinary item                                (94,300,958)
Extraordinary item                                 13
  Net gain on the adoption of managed floatation of the
   Thai Baht against foreign currencies                          11,346,838

NET LOSS FOR THE YEAR                                           (82,954,120)

STATEMENT OF DEFICIT
Retained earnings brought forward                                 46,641,106
Net loss for the year                                            (82,954,120)
Deficit carried forward                                          (36,313,014)

LOSS PER SHARE                                    14
Loss before extraordinary item                                          (13)
Extraordinary item                                 2
Net loss                                                                (11)


The notes on pages 5 to 11 form an integral part of the financial statements.

Auditors' report pages 1 and 2.


PRICEWATERHOUSECOOPERS

Page 5

Advance Gems & Jewelry Company Limited

Notes to the financial statements - December 31, 1997

General

1. The Company ceased its operations in October 1997 and obtained an approval letter from the Board of Investment Committee for temporarily ceased operations under the certificate dated July 20, 1993.
The provision for lower of cost or net realisable value of inventories as at December 31, 1997 approximately of Baht 26 million which will be sold in the following fiscal years was recorded in these financial statements. Additionally the company recorded a net loss for the year ended December 31, 1997 of Baht 83 million, which has reduced total Shareholders' Equity to Baht 45 million, compared to short-term loans of Baht 51 million.
 These financial statements have been prepared in accordance with generally accepted accounting principles assuming that the Company is able to continue as a going concern for the foreseeable future. The financial statements, therefore, do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liability that might be necessary should the Company be unable to continue as a going concern.


Principal accounting policies


1. A summary of the significant accounting policies of the Company is set out below.

(a) Inventories

Inventories are stated at the lower of cost or net realisable value. Costs are determined on a first-in first-out basis. Net realisable value is the price at which inventories can be sold in the normal course of business after allowing for the costs of realisation and, where appropriate, the cost of conversion from their existing state to a finished condition. Provision is made where necessary for obsolete, slow-moving and defective inventories.


(b) Investments

Investments are stated at cost. Provision is made in the case of a permanent diminution in value.

PRICEWATERHOUSECOOPERS


Page 6

Advance Gems & Jewelry Company Limited

Notes to the financial statements - December  31, 1997 continued

(c) Depreciation


Depreciation is calculated so as to write-off the cost of the assets on a straight-line basis over the expected useful economic lives of the assets concerned. The principal annual rates used for this purpose are:

                                        %
   Building and building improvement		12.5
   Machinery and equipment				        20
   Furniture and fixtures				         20
   Motor vehicles						               20


(d)  Foreign currencies translation

      Transactions incurred during the year denominated in foreign currencies are translated into Thai Baht at the exchange rates ruling when the transactions were entered into. Monetary assets and liabilities denominated in foreign currencies are translated into Thai Baht at the exchange rates ruling at the balance sheet date.
      Exchange gains or losses are included in the statement of loss.



(e)  Sales

Sales, which are shown net of discounts and sales returned, represent the invoiced value of goods supplied.


Cash in hand and at banks

3. Cash in hand and at banks includes a fixed deposit of Baht 500,000 which has been pledged as security for bank guarantee with a local bank.

PRICEWATERHOUSECOOPERS
Page 7

Advance Gems & Jewelry Company Limited

Notes to the financial statements - December 31, 1997 continued



Accounts receivable-trade, net

4.								                                          Baht
Accounts receivable-trade				                	 18,295,412
Post-dated cheques					                           500,946
								                                       18,796,358
Less:  Allowance for doubtful accounts		      (18,207,738)
Accounts receivable-trade, net	                   588,620


Transactions with affiliated companies


5. A summary of significant transactions with affiliated companies is as follows:

                                     								            Baht
During the year ended December 31, 1997

Sales                                                 26,149,928
Purchase of raw materials and supplies                 8,615,353
Expenses                                               2,354,331

As at December 31, 1997

Amounts due from affiliated companies                 38,412.104
Amounts due to affiliated companies	                   6,141,785


Inventories, net

6.   Inventories are made up of:

                                                                     Baht
Raw material		                                   					         42,183,212
Finished goods						                                            9,911,165
                                                               52,094,377
Less:  Provision for lower of cost or net realisable value    (26,439,289)
Inventories, net					                                          25,655,088


PRICEWATERHOUSECOOPERS

Advance Gems & Jewelry Company Limited

Notes to the financial statements - December 31, 1997 continued


Investments in subsidiary and other companies

7.                              	  Percentage
			                                of investment	    	Baht

Aeuchart Development Co., Ltd.		        99.00	        4,999,940
     (499,994 shares of Baht 10 each)
AGD Gems Dealer Co., Ltd.
     (12,000 shares of Baht 50 each)    1.83	           600,000
                                     									        5,599,940


 Property, plant and equipment, net


8.  Property, plant and equipment, at cost:

                                          Baht

Land 	                   							       22,546,000
Building and building improvement		 		  3,795,626
Machinery and equipment					           24,387,477
Furniture and fixtures						            1,388,255
Motor vehicles						                    3,867,100
                                       55,984,458
Less:  Accumulated depreciation			    (21,090,434)
Property, plant and equipment, net		   34,894,024


Depreciation for the year amounting to Baht 5,964,424 has been included in the statement of loss.

Land has been mortgaged with a finance institution as collateral for short-term loans.





PRICEWATERHOUSECOOPERS

Advance Gems & Jewelry Company Limited

Notes to the financial statements - December 31, 1997 continued


Short-term loans


9. Short-term loans represent promissory notes issued to a finance institution bearing interest at the rate of 16.5% per annum. These loans are secured by the Company's directors and mortgaging the Company's land.


Obligations under hire-purchase contracts

10. The hire-purchase contracts are in respect of motor vehicles. The commitment of repayments under these contracts are as follows:


       						                    Baht
Due within 1 year    						     930,073

Due over  1 year					         1,277,412
              							         2,207,485


Share Capital

11.		                                   						      Baht
Registered share capital:
  10,000,000 ordinary shares of Baht 10 each		100,000,000

Issued and called-up share capital:
  10,000,000 ordinary shares of Baht 10 each		100,000,000
  Less:  Unpaid called-up share capital			    (18,300,000)
								                                       81,700,000

At the directors' meeting held on December 20, 1997, it was unanimously called the remaining portion 5 million ordinary shares of Baht 6 per share totaling of Baht 30 million. However, as at December 31, 1997, the Company has not yet received such called-up share capital.


PRICEWATERHOUSECOOPERS

Advance Gems & Jewelry Company Limited

Notes to the financial statements - December 31, 1997 continued


Sales, net


12.  Sales are made up of:

                                                     Baht
Sales						                                 		46,684,579
Less:  Sales returned	                       (38,944,243)
Sales, net                                     7,740,336


Sales returned represents the substandard goods which were sold in 1995 to 1997 and returned in 1997.


Extraordinary item


13. On July 2, 1997, the Ministry of Finance declared the adoption of an immediately effective managed floatation of the Thai Baht against foreign currencies. Subsequent to July 2, 1997, the Thai Baht has devalued significantly against foreign currencies. As a result, the Company has incurred an exchange gain approximately amounting to Baht 1.3 million which has been charged to the statement of loss as an extraordinary item.


Loss per share


14. Loss per share is calculated by using the weighted average number of shares in issue during the year.


Bank guarantees


15. As at December 31, 1997, a local bank has provided a guarantee on behalf of the Company in respect of electricity supply amounting to Baht 500,000. This guarantee is secured by pledging of a fixed deposit. PRICEWATERHOUSECOOPER

Advance Gems & Jewelry Company Limited


Notes to the financial statements - December 31, 1997 continued


Promotional privilege

16. The Company received a promotional privilege from the Board of Investment under the certificate dated July 20, 1993 in respect of the manufacture of gems stone and jewelry. Under this privilege, the Company has received exemption from certain taxes and duties including corporate income tax on income derived from the promoted activities for a period of 8 years commencing from the date that the Company has income derived from that activities. The Company is required to comply with the terms and conditions specified in the promotional certificate.

At November 13, 1998, the Company has obtained an approval letter from the Board of Investment Committee for temporarily ceased operations under the certificate dated July 20, 1993 as requested by the Company.









Auditors' report pages 1 and 2


Item 15 (C) (2)

Data Accounting
Certified Public Accountant







FINANCIAL STATEMENTS AND AUDITORS' REPORT

ADVANCE GEMS AND JEWELLY CO., LTD.

DECEMBER 31, 1996








Data Accounting
Certified Public Accountant




AUDITORS' REPORT




To the shareholders of	ADVANCE GEMS AND JEWELLY CO., LTD.


  	We have examined the balance sheet of Advance Gems and Jewelly Company Limited as at December 31, 1996 and the related statement of income and retained earnings for the year then ended. Our examination was made in accordance with generally accepted auditing standards and, accordingly included such tests of the accounting records and such other auditing procedures as we considered necessary in the circumstances.

		The financial statements of Advance Gems and Jewelly Company Limited
For the year ended December 31, 1995 were examined by other auditors whose reports expressed unqualified opinions as in auditors' report dated
October 24, 1996.

		In our opinion, the aforementioned financial statements present fairly the financial position of Advance Gems and Jewelly Company Limited as at December 31, 1996 and the results of its operations for the year then ended, in conformity with generally accepted accounting principles applied on a basis consistent with that of the preceding year.





							(Mr. Seri Butamjai)
							Certified Public Accountant no. 3505


41/351 Soi Smakompaht, Sukhaphibal 1 Road,
Klongkhum, Bungkhum District, Bangkok 10240


April 25, 1997


Data Accounting
Certified Public Accountant


























ADVANCE GEMS & JEWELLY CO., LTD.
BALANCE SHEET
AS AT DECEMBER 31, 1996


ASSETS

CURRENT ASSETS                                                         Baht
Cash in hand at banks            (Note 2)                       4,740,014.35
Accounts and notes receivable    (Note 3)                     118,278,607.42
Inventories                      (Note 1.2 and note 4)         47,898,956.19
Accrued income receivables                                     18,150,700.00
Other current assets                                            5,613,374.98

Total Current Assets                                          194,681,652.94

INVESTMENT IN OTHER COMPANIES                                   5,599,940.00

PROPERTY, PLANT AND EQUIPMENT - NET   (Note 1.3 and note 5)    18,480,286.87

OTHER ASSETS                          (Note 6)                    427,486.96

TOTAL ASSETS                                                  219,189,366.77


The accompanying notes are an integral of the financial statements


Data Accounting
Certified Public Accountant


ADVANCE GEMS & JEWELLY CO., LTD.
BALANCE SHEET
FOR THE YEAR ENDED DECEMBER 31, 1996

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES                                                   Baht

Promissory notes                                              26,000,000.00
Accounts and notes payable                                    42,240,749.52
Current portion of long-term debt                                994,992.00
Loans from directors                                           9,293,761.51
Loans from other companies                                     6,276,316.23
Deposit payable                                                7,114,038.40
Other current liabilities                                      8,326,776.89
Total Current Liabilities                                    100,246,634.55

OTHER LIABILITIES                     (Note 7)                 2,301,625.99

Total Liabilities                                            102,548,260.54


SHAREHOLDERS' EQUITY

Share capital                         (Note 8)
Registered capital
10,000,000 ordinary shares
     of Baht 10.00 each                                       100,000,000.00

issued and paid-up capital
5,000,000 ordinary shares
     of Baht 10.00 each
     Called and paid-up 100%                                   50,000,000.00

5,000,000 ordinary shares
     of Baht 10.00 each
Called and paid-up 40%                                         20,000,000.00
                                                               70,000,000.00

Retained Earnings                                              46,641,106.23

Total shareholders' Equity                                    116,641,106.23

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                    219,189,366.77


The accompanying notes are an integral of the financial statements


Data Accounting
Certified Public Accountant


ADVANCE GEMS & JEWELLY CO., LTD.
STATEMENTS OF INCOME AND RETAINED EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 1996

REVENUES                                                                Baht
Income from sales                                             195,549,197.96
Other income                                                   19,825,252.64
Total Revenues                                                215,374,450.60


EXPENSES
Cost of sales                                                 172,334,574.57
Selling and administrative expenses                            37,633,569.71
Interest expenses                                               3,296,773.24
Total Expenses                                                213,264,917.52

NET PROFIT                                                      2,109,533.08

RETAINED EARNINGS BROUGHT FORWARD                              44,531,573.15

RETAINED EARNINGS CARRIED FORWARD                              46,641,106.23

EARNINGS PER SHARE
Net Profit                            (Note 1.5)                        0.32


The accompanying notes are an integral of the financial statements


Data Accounting
Certified Public Accountant


ADVANCE GEMS AND JEWELLY CO., LTD.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 1996

Notes 1 Summary of Significant Accounting Policies
1.1 Revenues and Expenses Recognition
	Revenues and Expenses Recognized on an accrual basis
1.2 Inventories are stated at cost, on the firsr-in, first-out basis
1.3 Property, plant and equipments are stated at cost, after deducted accumulated depreciation
Depreciation is calculated on the straight-line basis, according to their Estimate useful lives at the rate under taxation rule
 1.4	Foreign currency convertions
Assets and liabilities in foreign currency outstanding on the balance sheet date are converted in to Thai Baht at rate of exchange ruling on the balance sheet date. Foreign currency transaction dates during the year are translated at the rates ruling on the transaction date
Exchange gains and losses are included in determining earnings.
1.5	Earning per share is calculated by deviding net loss for the year by the weighted average number of ordinary shares in issue during the year

Notes 2 Cash in Hand and at Banks
	Cash in hand and at banks comprise:						Baht
		Cash in hand						                 192,745.80
		Cash at banks	           						  4,547,268.55
                									       	  4,740,014.35

	Cash at banks of Baht 593,145.38 are pledged as collateral.

Notes 3 Accounts and notes receivable
	Accounts and notes receivable comprise:					Baht
		Accounts receivable  			               109,987,423.63
		Notes receivable                        11,441,858.17
                   							               121,429,281.80
		Less Reserve for bad debts			           (3,150,674.38)
								                                 118,278,607.42


Data Accounting
Certified Public Accountant


ADVANCE GEMS AND JEWELLY CO., LTD.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 1996

Note 4 Inventories
	Inventories comprise:							          	Baht
		Raw materials				     		       1,980,998.91
		Finished products						      	45,917,957.28
						         			             	47,898,956.19

Note 5 Property, plant and equipments
	Property plant and equipments - net comprise  :
		Building								                       2,571,973.08
		Building improvement						             1,025,947.36
		Machinery						                       13,873,199.96
		Tools							                          10,314,276.68
		Furniture and fixture						            1,388,255.04
		Vehicles						                       		3,867,100.00
									                               33,040,752.12
		Less Accumulated Depreciation				    (14,560,465.25)

                    								            18,480,286.87

Note 6 Other Assets
	Other Assets comprise:						                  Baht
		Organization expense - net				       	    58,746.67
		Defered interest				                     170,074.99
		Leasehold right - net				                198,665.30
										                                 427,486.96

Note 7 Other liabilities
	Other liabilities comprise:      						                   Baht
		Hire-purchase payable					                          3,296,617.99
		Less current portion of long-term debts	             (994,992.00)
									                                             2,301,625.99

Data Accounting
Certified Public Accountant


ADVANCE GEMS AND JEWELLY CO., LTD.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 1996

Note 8 Share capital
In the 1/1996 and 2/1996 extraordinary shareholders' meeting held on February 16, 1996 and March 11, 1996 respectively, a resolution was passed to increase the authorized share capital to Baht 100 million consist of 5,000,000 shares called and paid-up of Baht 10 per share and 5,000,000 shares called and paid-up of Baht 4 per share. The company registered the increase in paid up share capital on March 15, 1996.

Note 9 Promotional privileges
The company was granted certain promotional privileges by exemption from payment of corporate income tax for a period of 8 years from the start of the operations and payment of corporate income tax at the rate of 50% for the next period of 5 years and other promotional privileges from Board of Investment, the company must comply with certain conditions and provided for in the promotional certificate. The company started of the operations for the above promotional privileges on July 20, 1994.


Item 15 (D) (1)

PRICEWATERHOUSE COOPERS


Report of the auditors to the shareholders of Creative Gems & Jewelry Company Limited




We have examined the balance sheet of Creative Gems & Jewelry Company Limited as at December 31, 1997, and the related statements of income and retained earnings for the year then ended. Our examination was made in accordance with generally accepted auditing standards and accordingly included such tests of the accounting records and such other auditing procedures as we considered necessary in the circumstances.


The debtors figure of Baht 590 million at December 31, 1997 includes a balance of Baht 377 million with one debtor, who has disagreed that he owes any money. In addition, we were unable to satisfy ourselves that the selling price used to calculate this balance is reasonable.
Management have informed us that the dispute was caused by this debtor receiving goods on behalf of the real debtor of the Company and that the said real debtor has confirmed that he owes the total monies. However we have not been able to carry out audit procedures to satisfy ourselves as to the amount and existence of this balance.


We were appointed as the Company's auditor after the date of December
31, 1996, therefore, we did not observe the physical inventory count valued at Baht 43,966,141 at that date. We observed the inventory count on October 5, 1997 and reconciled back to the year ended December 31, 1996. However, the Company did not perform a reconciliation of inventories from the stocktaking date in 1996 to December 31, 1996. Furthermore, we were unable to examine the cost calculation of inventories as at December 31, 1996 due to insufficiency of relevant documents and information.
We were unable to satisfy ourselves by means of other auditing procedures as to the effect of any adjustment on the quantity and valuation of inventories as at December 31, 1996 and thus cost of sales for the year ended December 31, 1997.





PRICEWATERHOUSECOOPERS

											Page 2





Because of the significance of the effects of any adjustments that might have been required had we been able to satisfy ourselves concerning the matters mentioned in the second and third paragraphs above, we are unable to express an opinion on the financial statements of Creative Gems & Jewelry Company Limited for the year ended December 31, 1997.










VICHIEN KHINGMONTRI
Certified Public Accountant
(Thailand) No. 3977


PricewaterhouseCoopers Audit and Business Advisory Services Ltd.

November 16, 1998


PRICEWATERHOUSECOOPERS

Page 2

Creative Gems & Jewelry Company Limited
Balance sheet as at December 31, 1997
                                    Notes                              Baht

ASSETS

Current assets
Cash in hand and at banks              2                         11,135,469
Short-term investments                 3                         30,000,000
Acounts receivable-trade, net        4, 10                      590,058,252
Amounts due from affiliated companies  5                         17,133,371
Inventories, net                       6                        113,408,265
VAT refundable                                                   18,659,509
Other current assets                                              4,739,501
Total current assets                                            785,134,367
Property, plant and equipment, net     7                         20,350,535
Other assets                                                      1,681,100
TOTAL ASSETS                                                    807,166,002

The notes on pages 5 to 10 form an integral part of the financial statements. Auditors' report pages 1 and 2

PRICEWATERHOUSECOOPERS

Page 3
                                        Notes                          Baht

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Bank overdrafts                                                      227,217
Accounts payable-trade                                            91,488,704
Amounts due to affiliated companies      5                         9,662,915
Obiligations under hire-purchase
contracts due within one year            8                           429,708
Accrued expenses                                                   8,151,774
Other current liabilities                                          2,453,896
Total Current liabilites                                         112,414,214
Obiligations under hire-purchase contracts 8                       1,649,016
TOTAL LIABILITIES                                                114,063,230
Shareholders' equity
Share capital                            9                        55,000,000
Retained earnings                                                638,102,772
TOTAL SHAREHOLDERS' EQUITY                                       693,102,772
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                       807,166,002

Director


Director

Date
November 16, 1998

PRICEWATERHOUSECOOPERS

Page 4
Creative Gems & Jewelry Company Limited

Statement of income
for the year ended December 31, 1997

                                        Notes                          Baht
REVENUES                                  5
Sales, net                               10                      854,875,570
Other income                                                       2,817,626
TOTAL REVENUES                                                   857,693,196

EXPENSES                                  5
Cost of sales                                                    324,992,113
Selling and administrative expenses                               58,132,733
Interest expense                                                     949,599
TOTAL EXPENSES                                                   384,074,445
Income before extraordinary item                                 473,618,751
Extraordinary item                       11

  Net gain on the adoption of managed floatation of the
  Thai Baht against foreign currencies                           138,751,665
NET INCOME FOR THE YEAR                                          612,370,416

STATEMENT OF RETAINED EARNINGS

Retained earnings brought forward                                 25,732,356
Net income for the year                                          612,370,416
Retained earnings carried forward                                638,102,772

EARNINGS PER SHARE                                                        12

Income before extraordinary item                                          84
Extraordinary item                                                        25
Net Income                                                               109

The notes on pages 5 to 10 form an integral part of the financial statements.

Auditors' report pages 1 and 2.

PRICEWATERHOUSECOOPERS

Page 5

Creative Gems & Jewelry Company Limited
Notes to the financial statements - December 31, 1997
Principal accounting policies

2. A summary of the significant accounting policies of the Company is set out below.

(d) Inventories

Inventories are stated at the lower of cost or net realisable value.
Costs are determined on a moving average basis. Net realisable value is the price at which inventories can be sold in the normal course of business after allowing for the costs of realisation and, where appropriate, the cost of conversion from their existing state to a finished condition. Provision is made where necessary for obsolete, slow-moving and defective inventories.


(e) Depreciation

Depreciation is calculated so as to write-off the cost of the assets on a straight-line basis over the expected useful economic lives of the assets concerned.
The principal annual rates used for this purpose are:

                                                %
Buildings				                                			5
Building improvement					                      20
Machinery and equipment	  			                  20
Furniture and fixtures					                    20
Motor vehicles						                           20


(c)  Foreign currencies translation

      Transactions incurred during the year denominated in foreign currencies are translated into Thai Baht at the exchange rates ruling when the transactions were entered into. Monetary assets and liabilities denominated in foreign currencies are translated into Thai Baht at the exchange rates ruling at the balance sheet date. Exchange gains or losses are included in the statement of income.

PRICEWATERHOUSECOOPERS

Page 6

Creative Gems & Jewelry Company Limited

Notes to the financial statements - December  31, 1997 continued


(f) Sales

Sales, which are shown net of discounts and sales returned, represent the invoiced value of goods supplied.


Cash in hand and at banks

3. Cash in hand and at banks includes fixed deposits of Baht 151,200 which have been pledged as security for bank guarantee with local banks.


Short-term investments

3. Short-term investments represent promissory notes issued by a finance institution with bearing interest at the rates of 12.75% to 15.75% per annum.


Accounts receivable-trade, net

4.                                       								Baht
Accounts receivable-trade					                574,110,224
Post-dated cheques					                      	 42,312,176
                                								      616,422,400
Less:  Allowance for doubtful accounts		      (26,364,148)
Accounts receivable-trade, net		            		590,058,252

PRICEWATERHOUSECOOPERS

											Page 7
Creative Gems & Jewelry Company Limited

Notes to the financial statements - December 31, 1997 continued

Transactions with affiliated companies

5. A summary of significant transactions with affiliated companies is as follows:

                                                         Baht
During the year ended December 31, 1997

Sales								                                        29,137,942
Purchase of raw materials and supplies			            45,546,136
Expenses	                                						      24,611,655


As at December 31, 1997

Amounts due from affiliated companies			             17,133,371
Amounts due to affiliated companies	             		 	 9,662,915

Inventories, net

5. Inventories are made up of:
                                                                 Baht
Raw material			                          				                 13,360,209
Work in process						                                         10,653,528
Finished goods						                                          90,658,308
Goods in transit					                                            259,473
							                                                      114,931,518
Less:  Provision for lower of cost or net realisable value	  (1,523,253)
Inventories, net	                     				                   113,408,265

PRICEWATERHOUSECOOPERS

Creative Gems & Jewelry Company Limited

Notes to the financial statements - December 31, 1997 continued

Property, plant and equipment, net

6. Property, plant and equipment, at cost:


								                                   Baht
Land                         								 11,070,312
Buildings							                       1,985,645
Building improvement					              3,427,225
Machinery and equipment			         		  4,044,501
Furniture and fixtures				          	  1,804,725
Motor vehicles						                   3,046,329
                             								 25,378,737
Less:  Accumulated depreciatio   n			 (5,028,202)
Property, plant and equipment, net			 20,350,535


Depreciation for the year amounting to Baht 2,370,356 has been included in the statement of income.


Obligations under hire-purchase contracts

7. The hire purchase contracts are in respect of motor vehicles.
The commitment of repayments under these contracts are as follows:

                   							       Baht

Due within 1 year   						     429,708
Due over 1 year					         1,649,016
             							         2,078,724



PRICEWATERHOUSECOOPERS

Creative Gems & Jewelry Company Limited

Notes to the financial statements - December 31, 1997 continued


Share capital

                                                  								    Baht
9.
Registered share capital:
  10,000,000 ordinary shares of Baht 10 each                100,000,000

Issued and called-up share capital:
  10,000,000 ordinary shares of Baht 10 each                100,000,000
  Less:  Unpaid called-up share capital                     (45,000,000)
                                                             55,000,000

At the directors' meeting held on December 20, 1997, it was unanimously called the remaining portion 6 million ordinary shares of Baht 7.5 per share totaling of Baht 45 million. However, as at December 31, 1997, the Company has not yet received such called-up share capital.


Sales, net


10. Sales are made up of:

                              Baht
Sales	               					1,079,883,708
Less:  Sales returned					 (225,008,138)
Sales, net							           854,875,570

Sales returned represents the substandard goods which were sold in 1995 to 1997 and returned in 1997 and 1998.


PRICEWATERHOUSECOOPERS

Creative Gems & Jewelry Company Limited

Notes to the financial statements - December 31, 1997 continued

Extraordinary item

11. On July 2, 1997, the Ministry of Finance declared the adoption of an immediately effective managed floatation of the Thai Baht against foreign currencies. Subsequent to July 2, 1997, the Thai Baht has devalued significantly against foreign currencies. As a result, the Company has incurred an exchange gain approximately amounting to Baht 138.8 million which has been charged to the statement of income as an extraordinary item.


Earnings per share

12. Earnings per share is calculated by using the weighted average number of shares in issue during the year.


Bank guarantees

13. As at December 31, 1997, local banks have provided guarantees on behalf of the Company in respect of electricity supply amounting to Baht 151,200.
These guarantees are secured by pledging of fixed deposits.


Promotional privilege

14. The Company received a promotional privilege from the Board of Investment under the certificate dated August 22, 1994 in respect of the manufacture of gems stone and jewelry. Under this privilege, the Company has received exemption from certain taxes and duties including corporate income tax on income derived from the promoted activities for a period of 8 years commencing from the date that the Company has income derived from that activities. The Company is required to comply with the terms and conditions specified in the promotional certificate.

Auditors' report pages 1 and 2

Item 15 (D) (2)

BUNCHIKIJ CO., LTD.
Certified Public Accountants
A member of Horwath International

Report of the Auditor


To Shareholders of CREATIVE GEMS & JEWELRY CO., LTD.

We have examined the balance sheet as of December 31, 1996 and the related statements on income and retained earnings for the year ending on the same day of CREATIVE GEMS & JEWELRY CO., LTD. in accordance with the auditing standards as generally accepted, which included such tests of the accounting records and such other auditing procedures as we considered necessary in the circumstances.

In our opinion, the aforementioned financial statements present fairly the financial position of CREATIVE GEMS & JEWELRY CO., LTD. at December 31, 1996 and the results of its operation for the year then ended in conformity with generally accepted accounting principles applied on a basis consistent with that of the preceding year.




						(Navee Patisampitavong)
						Certified Public Acountant



Bunchikij Co., Ltd.

Bangkok, July 7, 1997



87 Modern Town Tower Floor, 9-10 Ekamai Soi 3 Sukhumvit 63, Bangkok 10110 Tel.3820414 Fax: 3815849


BUNCHIKIJ CO., LTD.
CREATIVE GEMS & JEWELRY CO., LTD.
BALANCE SHEET
As at December 31, 1996
Unit: Baht

ASSETS

CURRENT ASSETS
  Cash in hand and at banks			               (Note 2)			 16,851,734.06
  Short-term investment				            (Note 3 and 13	 	  7,000,000.00
  Accounts and notes receivable			            (Note 4)		 89,811,628.02
  Inventories			                           		(Note 5)			 41,502,976.70
  VAT Receivable							                                  21,946,562.37
  Deposit for land purchase			               (Note 6)			  6,582,000.00
  Deposit for inventories							                          4,472,166.84
  Other current assets							                             3,257,193.81
  Total current assets						                            191,424,261.80

PROPERTY, PLANT AND EQUIPMENT-NET	     (Note 7 and 13)	  20,147,626.59
OTHER ASSETS                        			    (Note 8)       1,749,956.10
	Total assets							                                    213,321,844.49

(See notes to financial statements which form a financial integral part of these statements)


BUNCHIKIJ CO., LTD.
CREATIVE GEMS & JEWELRY CO., LTD.
BALANCE SHEET
As at December 31, 1996
Unit: Baht

LIABILITIES AND SHAREHOLDERS' EQUITY

CURENT LIABILITIES
   Loans from bank			                           (Note 9)			 70,592,933.99

   Accounts and notes payable		                (Note 10)    66,304,110.24

   Accrued expenses			                           				        1,646,587.91

   Other current liabilities		                 	(Note 6)			  3,924,220.68

   Total current liabilities		              			            142,467,852.82

LOANS FROM DIRECTORS		                         (Note 11)     5,121,636.00

   Total liabilities				                     		            147,589,488.82

SHAREHOLDERS' EQUITY

	Share capital			                              (Note 12)
	   Authorized share capital
         10,000,000 Common shares of Baht 10 each	       		100,000,000.00

	   issued and paid-up share capital
         4,000,000 Common shares of Baht 10 each.
					     fully paid			                                     40,000,000.00

Retained earnings-unappropriated                            25,732,355.67

	Total shareholders' equity                                 65,732,355.67

	Total liabilities and shareholders' equity                213,321,844.49



(See notes to financial statements which form a financial integral part of these statements)


BUNCHIKIJ CO., LTD.


CREATIVE GEMS & JEWELRY CO., LTD.

STATEMENTS OF INCOME AND RETAINED EARNINGS

For the year ended December 31, 1996

                                                        Unit: Baht

REVENUES:

   Sales				                                    					 420,672,535.67

   Other Income                              								   2,692,842.76

   Total revenues		                  				             423,365,378.43

EXPENSES:

   Cost of sales		                             						 374,075,732.00

   Selling and administrative expenses		            	  28,411,261.42

   Interest paid	                             							   4,094,402.92

   Income tax		                                  				      68,473.50

	Total expenses	                               						 406,649,869.84

NET PROFIT	                              						        16,715,508.59

RETAINED EARNINGS-BEGINNING OF PERIOD			                9,016,847.08

RETAINED EARNINGS-END OF PERIOD	            			        25,732,355.67



EARNINGS PER SHARE

	Net profit				                            			                 4.18


(see notes to financial statements which form a financial integral part of these statements)


BUNCHIKIJ CO., LTD.


CREATIVE GEMS & JEWELRY CO., LTD.

Notes to Financial Statements

As at December 31, 1996

1. Summary of significant accounting policies

1.1 Allowance for doubtful accounts
A company provided allowance for possible losses equal to the estimated losses that may be incurred in the collection of the accounts based on review and evaluation of the current status of accounts receivable.


1.2 Inventories
Valued at lower of cost price or market under moving-average method.


1.3 Depreciation and amortization
Depreciation is computed by the straight-line method over the estimated useful lives of depreciable assets for 5 years.
Deferred charges are amortized over a period of 5 years by the straight-line method. In this account period the amortized amount was Baht 11,040.00


1.4 Foreign Currency translation
Foreign currency assets at the end of the year were translated into Thai currency at average buying rate of commercial banks and foreign currency liabilities were translated into Thai currency at average selling rate of commercial banks as announced by the Bank of Thailand. Difference in foreign exchange was shown in Statement of income.


1.5 Earning per share
Earnings per share is computed by dividing net profit by the number of common shares equivalent to fully paid-up share at the end of the period.


BUNCHIKIJ CO., LTD.
-2-

CREATIVE GEMS & JEWELRY CO., LTD.

Notes to Financial Statements (Continued)

2. Cash in hand and at banks
Consist of:
	Cash in hand						                      82,244.50
	Cash at banks	-Current a/c			       15,243,194.26
			            -Savings a/c			        1,355,647.97
			            -Fixed a/c			     	      170,647.33
	Total				 Baht	                     16,851,734.06

Fixed deposit amounting to Baht 105,200.00 has been placed at the bank to secure the letter of guarantee issued by a bank in favour.


3. Short-term investment
Short-term investment represents promissory notes issued by a financial institution bearing interest rate at 11.25 % -12.50 p.a. The above promissory notes have been pledged at Export-Import Bank of Thailand to secure the loans.


4. Accounts and notes receivable
Consist of:
	Accounts receivable	       -local		  		   8,301,271.97
				                        -foreign		    89,304,499.84
	Post dated cheques        	-local  				   1,531,635.23
				                        -foreign				      83,162.50
								                                  99,220,569.54
	Less Allowance for doubtful accounts			   9,408,941.52
           				Total			Baht	              89,811,628.02

5. Inventories
Consist of:
	Finished goods						                     31,368,387.29
	Raw materials						                      10,134,589.41
				Total			Baht	                         41,502,976.70



BUNCHIKIJ CO., LTD.
-3-

CREATIVE GEMS & JEWELRY CO., LTD.

Notes to Financial Statements (Continued)

6. Deposits for land purchase
The company has entered the agreement to buy land with area of 47 rai
1 ngan 55 square wah in Suratani in the amount of Baht 22.746 million.
The company paid a deposit of Baht 5.7 million, and in Nakhonpanom with area of 248 rai in amount of Baht 2.728 million.
The company paid a deposit of Baht 0.882 million the remaining balance of Baht 18.892 million will be paid when transfer of ownership. In addition the company bought a piece of land with area of 405 rai 2 ngan 50 square wah in Nakhonpanom in the amount of Baht 5,070,312.00. The deposit of Baht 2,535,156.00 was made and the ownership has been transferred. The company paid the remaining balance in quarterly installment basis. Baht 845,052.00 has been paid and will be paid up by November 1, 1997. The remaining balance was included in other current liabilities.
In February 1997 the company decided not to make use of the land in Suratani and transferred the agreement to buy the land to an affliate company.

7. Property, plant and equipment-net
Consist of:
	Land						   	                                  11,070,312.00
	Building							                                  1,985,645.14
	Machineries						                                2,087,328.04
	Tools and equipment					                         1,667,243.55
	Furniture and fixtures					                      1,205,514.73
	Building improvement					                        3,427,224.52
	Vehicles							                                  1,362,204.00
                           								              22,805,472.08
	Less Accumulated depreciation       				         2,657,845.49
		Total property, plant and equipment-net	Baht	  20,147,626.59

	Depreciation for the year			            	Baht	   1,611,703.18

		The land has been mortgaged at Export-Import Bank of Thailand in the amount of Baht 32.50 million.


BUNCHIKIJ CO., LTD.
-4-


CREATIVE GEMS & JEWELRY CO., LTD.

Notes to Financial Statements (Continued)

8. Other assets
Consist of:
	Deposit				                   			         863,100.00
	Amortization						                         16,560.00
	Withholding tax						                      67,035.10
	Custom department deposit				             830,261.00
	Total				                      Baht     1,749,956.10


9. Loans from Bank
Consist of:
	Loans from bank in the form of promissory note with
			-interest 7.8125% - 8.00 % p.a.	 	39,259,800.00
	Discount - Export bills					        31,333,133.99
	Total				                      Baht	70,592,933.99

10. Accounts and notes payable
Consist of:
	Accounts payable	-local				           	56,651,675.99
         		       -foreign		             1,378,106.18
	Notes payable						                     8,274,328.07
	Total				                      Baht    66,304,110.24


11. Loans from directors
No agreement to charge interest


12. Share capital
In accordance with the Extra-ordinary Shareholders' meeting No.1/1996 dated February 16, 1996 and No. 2/1996 dated March 11, 1996, the company passed the resolution to increase share capital from 4,000,000 common shares to 10,000,000 common shares of Baht 10.00 each.

The company registered the increased capital to the Ministry of Commerce on March 15, 1996. The company received the payment on the increased shares at Baht 2.50 per share during April - June 1997 totally amounting to Baht 13,500,000.00.


BUNCHIKIJ CO., LTD.
-5-


CREATIVE GEMS & JEWELRY CO., LTD.

Notes to Financial Statements (Continued)

13. Assets for guarantee
To secure the credit arrangement of Baht 55 million granted from Export-Import Bank of Thailand, the company mortgaged the land of Baht 11,070,312.00 to secure the credit line of Baht 32.50 million and pledged investment in promissory notes of Baht 7,000,000.00. In addition company's directors provided personal guidance.

On May 26, 1997, the company redeemed the mortgage of the above land but has not registered the redemption with Land Department.


14. Privileges according to the Investment Promotion Act, B.E. 2520
The company has obtained the Investment Promotion Certificate No. 1544/2537 dated August 22, 1994 for the production of jewel ornaments at the factory in Lopburi province, the privileges are the following:
1. Exemption from import duty on machinery
2. Reduction of import duty at 75% of normal rate necessary imported material and supplies for one year from the first import date.
3. Exemption from company income tax for eight years from the first date the Income is derived.
4. Double deduction of transportation, electricity and water expenses for ten years from the date income is first derived.
5. Entitled to bring in and send out foreign currencies from June 29, 1993 which is date promotion was approved.
The Company moved the factory from Lopburi to Chiengrai with the B.O.I.'s permission to transfer the privileges from Certificate No. 1544/1994 to the amended Certificate No. 4044/1996 dated January 29, 1996.

-------------------------------------------------



Item 15 (E) 1

PRICEWATERHOUSE COOPERS

Report of the auditors to the shareholders of Well Gems & Jewelry Company Limited

We have examined the balance sheet of Well Gems & Jewelry Company Limited as at December 31, 1997, and the related statements of loss and deficit for the year then ended. Our examination was made in accordance with generally accepted auditing standards and accordingly included such tests of the accounting records and such other auditing procedures as we considered necessary in the circumstances.


We were appointed as the Company's auditor after the date of December 31, 1996, therefore, we did not observe the physical inventory count valued at Baht 107,283,490 at that date. We observed the inventory count on October 5, 1997 and reconciled back to the year ended December 31, 1996. However, the Company did not summarise the results of the physical inventory count and did not perform a reconciliation of inventories from the stocktaking date to December 31, 1996. Furthermore, we were unable to examine the cost calculation of inventories as at December 31, 1996 due to insufficiency of relevant documents and information. We were unable to satisfy ourselves by means of other auditing procedures as to the effect of any adjustment on the quantity and valuation of inventories as at December 31, 1996 and cost of sales for the year ended December 31, 1997.


PRICEWATERHOUSECOOPERS

Page 2

As described in note 1 to the financial statements, the Company ceased its operations in October 1997 and obtained an approval letter from the Board of Investment Committee for temporarily ceased operations under the certificate dated July 13, 1993. The provision for lower of cost or net realisable value of inventories as at December 31, 1997 approximately of Baht 81 million which will be sold in the following fiscal years was recorded in these financial statements. Additionally, as at December 31, 1997 the Company had current liabilities in excess of current assets approximately amounting to Baht 14.5 million and a deficit in excess of share capital approximately amounting to Baht 23.6 million. These financial statements have been prepared in accordance with genearlly accepted accounting principles assuming that the Company is able to continue as a going concern for the foreseeable future. The financial statements, therefore, do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.


Because of the significance of the effects of any adjustments that might have been required had we been able to satisfy ourselves concerning the matter mentioned in the second paragraph and the uncertainty of the Company's going concern mentioned in the third paragraph, we are unable to express an opinion on the financial statements of Well Gems & Jewelry Company Limited for the year ended December 31, 1997.

VICHIEN KHINGMONTRI
Certified Public Accountant
(Thailand) No. 3977


PricewaterhouseCoopers Audit and Business Advisory Services Ltd.

November 16, 1998


PRICEWATERHOUSECOOPERS

Well Gems & Jewelry Company Limited


Balance sheet as at December 31, 1997

                                       Notes                           Baht
ASSETS
Current assets
Cash in hand and at banks               3                          1,213,303
Acounts receivable-trade, net           4                         48,848,646
Inventories, net                        5                         41,022,861
Other current assets                                               1,223,383
Total current assets                                              92,308,193
Property, plant and equipment, net      6                         10,184,873
Other assets                                                          53,353
TOTAL ASSETS                                                     102,546,419

The notes on pages 5 to 10 form an integral part of the financial statements.

Auditors' report pages 1 and 2

PRICEWATERHOUSECOOPERS

Page 3

                                       Notes                            Baht

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Short-term loan                        7                           7,000,000
Accounts payable-trade                                            78,132,513
Amounts due to affiliated companies    8                          11,761,197
Obiligations under hire-purchase
contracts due within one year          9                             221,292
Other current liabilities                                          9,738,046
Total current liabilites                                         106,853,048
Obiligations under hire-purchase contracts 9                          92,175
Loans from a director                                             19,250,000
TOTAL LIABILITIES                                                126,195,223

Shareholders' equity
Share capital                         11                         100,000,000
Deficit                                                         (123,648,804)
TOTAL SHAREHOLDERS' EQUITY                                       (23,648,804)
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                       102,546,419


Director


Director

Date
November 16, 1998


PRICEWATERHOUSECOOPERS

Page 4
Well Gems & Jewelry Company Limited

Statement of Loss
for the year ended December 31, 1997

                                         Notes                         Baht
REVENUES                                  8
Sales, net                               12                      132,862,521
Other income                                                       3,905,149
TOTAL REVENUES                                                   136,767,670

EXPENSES                                  8
Cost of sales                                                    177,535,660
Selling and administrative expenses                              150,362,247
Interest expense                                                   1,346,504
TOTAL EXPENSES                                                   329,244,411
Loss before extraordinary item                                  (192,476,741)
Extraordinary item                       13

  Net gain on the adoption of managed floatation of the
  Thai Baht against foreign currencies                            18,560,407
NET LOSS FOR THE YEAR                                           (173,916,334)

STATEMENT OF DEFICIT

Retained earnings brought forward                                 50,267,530
Net Loss for the year                                           (173,916,334)
Deficit carried forward                                         (123,648,804)
LOSS PER SHARE                                                            14

Loss before extraordinary item                                           (19)
Extraordinary item                                                            2
Net Loss                                                                 (17)

The notes on pages 5 to 10 form an integral part of the financial statements.

Auditors' report pages 1 and 2.

PRICEWATERHOUSECOOPERS

Well Gems & Jewelry Company Limited

Notes to the financial statements - December 31, 1997

General

1. The Company ceased its operations in October 1997 and obtained an approval letter from the Board of Investment Committee for temporarily ceased operations under the certificate dated July 13, 1993. The provision for lower of cost or net realisable value of inventories as at December 31, 1997 approximately of Baht 81 million which will be sold in the following fiscal years was recorded in these financial statements. Additionally, as at December 31, 1997 the Company had current liabilities in excess of current assets approximately amounting to Baht 14.5 million and a deficit in excess of share capital approximately amounting to Baht 23.6 million. These financial statements have been prepared in accordance with generally accepted accounting principles assuming that the Company is able to continue as a going concern for the foreseeable future.
The financial statements, therefore, do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Principal accounting policies


2. A summary of the significant accounting policies of the Company is set out below.

(g) Inventories

Inventories are stated at the lower of cost or net realisable value. Costs are determined on a moving average basis. Net realisable value is the price at which inventories can be sold in the normal course of business after allowing for the costs of realisation and, where appropriate, the cost of conversion from their existing state to a finished condition. Provision is made where necessary for obsolete, slow-moving and defective inventories.


PRICEWATERHOUSECOOPERS

Well Gems & Jewelry Company Limited

Notes to the financial statements - December  31, 1997 continued

(h) Depreciation

Depreciation is calculated so as to write-off the cost of the assets on a straight-line basis over the expected useful economic lives of the asset concerned.
The principal annual rates used for this purpose are:

                                          %
Building and building improvement		       5

Motor vehicles			         		            	20

(c)  Foreign currencies translation

      Transactions incurred during the year denominated in foreign currencies are translated into Thai Baht at the exchange rates ruling when the transactions were entered into. Monetary assets and liabilities denominated in foreign currencies are translated into Thai Baht at the exchange rates ruling at the balance sheet date.
      Exchange gains or losses are included in the statement of loss.


(d)  Sales

Sales, which are shown net of discounts and sales returned, represent the invoiced value of goods supplied.


Cash in hand and at banks

4. Cash in hand and at banks includes fixed deposits of Baht 222,400 which has been pledged as security for bank guarantee with a local bank.

PRICEWATERHOUSECOOPERS

Well Gems & Jewelry Company Limited

Notes to the financial statements - December 31, 1997 continued

Accounts receivable-trade, net

4.			                            					                    Baht

Accounts receivable-trade					                          71,653,723
Post-dated cheques						                                 4,291,927
								                                                75,945,650
Less:  Allowance for doubtful accounts		               (27,097,004)
Accounts receivable-trade, net				                      48,848,646


Inventories, net


5.  Inventories are made up of:

                                                                  Baht
Raw material						                          	                     893,769
Work in process						                                           2,009,968
Finished goods					                                           119,267,794
							                                                       122,171,531
Less:  Provision for lower of cost or net realisable value    (81,148,670)
Inventories, net					                                          41,022,861


Property, plant and equipment, net

6. Property, plant and equipment, at cost:

                                                        Baht
Land							                        	                 5,400,000
Building and building improvement		     		           5,000,823
Motor vehicles					                                    910,200
							                                             11,311,023
Less:  Accumulated depreciation			                  (1,126,150)
Property, plant and equipment, net			               10,184,873

PRICEWATERHOUSECOOPERS

Well Gems & Jewelry Company Limited

Notes to the financial statements - December 31, 1997 continued


Depreciation for the year amounting to Baht 2,302,221 has been included in the statement of loss.

Land has been mortgaged with a finance institution as collateral for a short-term loan.


Short-term loan

7. Short-term loan represent a promissory note issued to a finance institution bearing interest at the rate of 16.5% per annum.
The promissory note is secured by mortgaging the Company's land.


Transactions with affiliated companies

8. A summary of significant transactions with affiliated companies is as follows:

During the year ended December 31, 1997

                            								            Baht
Sales								                              18,261,851
Purchases of raw material and supplies			  18,292,115
Expenses						                                268,186

As at December 31, 1997
Amounts due to affiliated companies  				  11,761,197

Obligations under hire-purchase contracts

9. The hire-purchase contracts are in respect of motor vehicles. The commitment of repayments under these contracts are as follows:

                                        Baht
Due within 1 year						              221,292
Due over 1 year					                  92,175
							                              313,467
PRICEWATERHOUSECOOPERS
Page 9


Well Gems & Jewelry Company Limited

Notes to the financial statements - December 31, 1997 continued


Loans from a director


10. This represents loans from a director with no interest charge and no fixed terms of repayments

Share Capital

11.								                                          Baht
Registered share capital:
  10,000,000 ordinary shares of Baht 10 each			100,000,000

Issued and paid-up share capital:
  10,000,000 ordinary shares of Baht 10 each			100,000,000


Sales, net


14.  Sales are made up of:

                                           Baht
Sales	        						                  240,049,682
Less:  Sales returned					           (107,187,161)
Sales, net				    		                  132,862,521

Sales returned mainly represents the substandard goods which were sold in 1995 to 1997 and returned in 1997.


Extraordinary item


15. On July 2, 1997, the Ministry of Finance declared the adoption of an immediately effective managed floatation of the Thai Baht against foreign currencies. Subsequent to July 2, 1997, the Thai Baht has devalued significantly against foreign currencies. As a result, the Company has incurred an exchange gain approximately amounting to Baht 18.6 million which has been charged to the statement of loss as an extraordinary item. PRICEWATERHOUSECOOPERS

										           Page 10


Well Gems & Jewelry Company Limited


Notes to the financial statements - December 31, 1997 continued


Loss per share


16. Earnings per share is calculated by using the weighted average number of shares in issue during the year.


Bank guarantee


17. As at December 31, 1997, a local bank has provided a guarantee on behalf of the Company in respect of electricity supply amounting to Baht 222,400. This guarantee is secured by pledging of a fixed deposit.


Promotional privilege

18. The Company received a promotional privilege from the Board of Investment under the certificate dated July 31, 1993 in respect of the manufacture of gems stone and jewelry. Under this privilege, the Company has received exemption from certain taxes and duties including corporate income tax on income derived from the promoted activities for a period of 8 years commencing from the date that the Company has income derived from that activities. The Company is required to comply with the terms and conditions specified in the promotional certificate.

At November 13, 1998, the Company has obtained an approval letter from the Board of Investment Committee for temporarily ceased operations under the certificate dated July 31, 1993 as requested by the Company.



Auditors' report pages 1 and 2

Item 15 (E) (2)

FINANCIAL STATEMENTS

OF

WELL GEMS & JEWELRY CO., LTD.

FOR

JANUARY 1, 1996- DECEMBER 31,1996


REPORT OF THE AUDITOR

TO SHAREHOLDERS OF WELL GEMS & JEWELRY CO ., LTD.

	WE HAVE EXAMINED THE BALANCE SHEET AS OF DECEMBER 31, 1996 AND THE RELATED STATEMENTS OF INCOME AND RETAINED EARNINGS FOR THE YEAR ENDING ON THE SAME
DAY OF WELL GEMS & JEWELRY CO ., LTD.  IN ACCORDANCE WITH THE AUDITING
STANDARDS AS GENERALLY ACCEPTED,  WHICH INCLUDED SUCH TESTS OF THE
ACCOUNTING RECORDS AND SUCH OTHER AUDITING PROCEDURES AS WE CONSIDERED
NECESSARY IN THE CIRCUMSTANCES.

	IN OUR OPINION, THE AFOREMENTIONED FINANCIAL STATEMENTS PRESENT FAIRLY THE FINANCIAL POSITION OF WELL GEMS & JEWELRY CO ., LTD AT DECEMBER 31, 1996 AND THE RESULTS OF ITS OPERATION FOR THE YEAR THEN ENDED IN CONFORMITY WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES APPLIED ON A BASIS CONSISTENT WITH THAT OF THE PRECEDING YEAR.




						(PUANGPEN SRIYAKORN)

						CERTIFIED PUBLIC ACCOUNTANT NO. 622



443/1 ISARAPAB  RD.  ARUNAMARIN

BANGKOKYAI  BANGKOK

SEPTEMBER 19,1997


WELL GEMS & JEWELRY CO., LTD.

BALANCE SHEET

AS AT DECEMBER 31, 1996


                                           									        BAHT

ASSET

CURRENT ASSETS
CASH IN HAND AND AT BANKS	    (NOTE 2)	                3,154,640.23
ACCOUNTS AND NOTES RECEIVABLE	(NOTE 3)	              104,518,741.08
INVENTORIES		               (NOTE 1.1)	              107,283,489.94
OTHER CURRENT ASSETS		                                 2,942,125.33
TOTAL CURRENT ASSETS		                               217,898,996.58
RECEIVABLES AND LOANS TO RELATED COMPANY	(NOTE 4)      2,296,754.43
PROPERTY, PLANT AND EQUIPMENT (NET)	(NOTE 5)	         18,378,625.17
OTHER ASSETS		                                           308,413.33
TOTAL ASSETS		                                       238,882,789.51

(SEE NOTES TO FINANCIAL STATEMENTS WHICH FORM A FINANCIAL INTEGRAL PART OF THESE STATEMENTS)

WELL GEMS & JEWELRY CO., LTD.

BALANCE SHEET

AS AT DECEMBER 31, 1996

                                               									  	   BAHT
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
BANK OVERDRAFT AND LOANS FROM BANK	(NOTE 6)       	    6,708,539.72
SHORT TERM LOANS	                  (NOTE 7)	           7,000,000.00
ACCOUNTS AND NOTES PAYABLE	        (NOTE 8)           63,455,784.62
CURRENT PORTION OF HIRE PURCHASE PAYABLE		               442,453.59
ADVANCE RECEIVED FOR GOODS SOLD			                     5,030,427.17
ACCURED EXPENSES		                                    11,360,840.19
OTHER CURRENT LIABILITIES		                            2,861,457.24
TOTAL CURRENT LIABILITIES		                           96,859,502.53
PAYABLE AND LOANS FROM DIRECTORS	(NOTE 9)	             1,335,179.06
OTHER LIABILITIES		                                      420,577.56
TOTAL LIABILITIES		                                   98,615,259.15
SHAREHOLDERS' EQUITY
SHARE CAPITAL	(NOTE 10)

AUTHORIZED SHARE CAPITAL

10,000,000 COMMON SHARES OF BAHT 10 EACH
 100,000,000.00	ISSUED AND PAID-UP SHARE CAPITAL

10,000,000 COMMON SHARES OF BAHT 10 EACH, FULLY APID	100,000,000.00
		LESS SHARES SUBSCRIPTION RECEIVABLE              		 10,000,000.00
		PAID-UP SHARE CAPITAL 		                            90,000,000.00
RETAINED EARNINGS-UNAPPROPRIATED		                    50,267,530.36
TOTAL SHAREHOLDERS' EQUITY		                         140,267,530.36
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	          238,882,789.51

(SEE NOTES TO FINANCIAL STATEMENTS WHICH FORM A FINANCIAL INTEGRAL PART
 OF THESE STATEMENTS)


WELL GEMS & JEWELRY CO., LTD.

STATEMENTS OF INCOME AND RETAINED EARNINGS

FOR THE YEAR ENDED DECEMBER 31, 1996



                                  BAHT

           		         B.O.I		    NON B.O.I.    		        TOTAL


REVENUES:

SALES		          206,671,763.17		170,065,338.63		376,737,101.80
OTHER INCOME     	45,148,420.58		  1,525,348.80		 46,673,769.38
TOTAL REVENUES   251,820,183.75		171,590,687.43		423,410,871.18

EXPENSES:
COST OF SALES    174,966,590.90		143,966,312.67		318,932,903.57
SELLING AND ADMINISTRATIVE
EXPENSES        		29,638,827.54		 24,387,471.29		 54,026,298.83
INTEREST EXPENSES	   457,735.25		    376,634.51		    834,369.76
INCOME TAX		               0.00		    980,770.49		    980,770.49
TOTAL EXPENSES   205,063,153.69		169,711,188.96		374,774,342.85
NET PROFIT		      46,757,030.06		  1,879,498.47		 48,636,528.53

RETAINED EARNINGS-BEGINNING OF PERIOD       					  1,631,001.83
RETAINED EARNINGS-END OF PERIOD					              50,267,530.36
EARNINGS PER SHARE
NET PROFIT		              5.55		          0.22		          5.77

(SEE NOTES TO FINANCIAL STATEMENTS WHICH FORM A FINANCIAL INTEGRAL PART OF THESE STATEMENTS)

WELL GEMS & JEWELRY CO., LTD.

NOTES TO FINANCIAL STATEMENTS

AS AT DECEMBER 31, 1996


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.1 Inventories

Raw materials:		Valued at lower of cost price or market	27,065,247.33

			      Under moving average method

Work in process		Valued at average production cost	    	18,346,432.98

Finished goods		Valued at moving average cost        			61,871,809.63

	TOTAL:	                                        BAHT   107,283,489.94

1.2 Depreciation and amortization

Depreciation is computed by the straight line method over the estimated useful lives of depreciable assets for 5-20 years.

Defered charges are amortized over a period of 5 years by the straight-line method. In this Accounting period the amortizatio amount was Baht 55,000.00

1.3 Foreign currency translation


Foreign currency assets at the end of the year were translated into that currency at average buying rate of commercial banks and foreign currency liabilities were translated into Thai currency at average selling rate of commercial banks as announced by the bank of Thailand. Difference in foreign exchange was shown in statement of income.


1.4 Allocation of cost and expenses between promoted and non-promoted transactions

Cost of sale of which portion can be specified would be separated and charged directly. The portion which can be specified, administrative expenses and interest would be allocated in accordance with the proportion of sales.


1.5 Earnings per share

Earnings per share is computed by dividing net profit by the number of shares equivalent to fully paid-up shares and weighted by the period of paid-up capital.


WELL GEMS & JEWELRY CO., LTD.

NOTES TO FINANCIAL STATEMENTS

AS AT DECEMBER 31, 1996


2. Cash in hand and at banks

Consist of:

	Cash in hand		                               327,302.80

	Cash at banks	-current A/C	                1,120,173.10

             		-savings A/C	                1,470,567.93

             		-fixed A/C	                    236,596.40

      Total	                       BAHT     3,154,640.23


Fixed deposit amounting to Baht 222,400.00 has been placed at the Bank to secure to letter of guarantee for the use of electricity issued by a bank.


3.  ACCOUNTS AND NOTES RECEIVABLE

	Consist of:

	Accounts receivable 	-Local 	               46,002,478.79

  	                  -Foreign	               46,369,699.20

	Notes receivable    -Local        	         10,705,332.03

 		                  -Foreign	                  830,142.08

	Cheque return		                                611,088.98

	Total:	                           BAHT     104,518,741.08


4.   RECEIVABLES AND LOANS TO RELATED COMPANY

No Agreement to charge interest.

WELL GEMS & JEWELRY CO., LTD.

NOTES TO FINANCIAL STATEMENTS (continued)


5.    PROPERTY, PLANT AND EQUIPMENT (NET)

Consist of:

	Land	                                                5,400,000.00
	Building 	                                           2,456,822.43
	Building improvement	                                2,544,000.68
	Machineries	                                         3,461,535.17
	Furniture and fixture	                                 454,476.13
	Tools and equipment 	                               12,364,523.43
      Vehicles	                                       3,620,075.15

 	                                                   30,301,432.99

Less accumulated depreciation	                       11,922,807.82
Total property, plant and equipment (net)	  BAHT     18,378,625.17
Depreciation for the year	                  BAHT      4,309,737.16

The land and building have been mortgaged at a financial institution to secure short term loans in note 7.


6.    BANK OVERDRAFT AND LOANS FROM BANK

Consist of:

Bank overdraft	                             BAHT       6,708,539.72

The bank overdraft is secured by director's personal properties.

7.    SHORT-TERM LOANS

These represent promissory notes issued to one financial institution, bearing interest rate at 14.5% P.A.. The land and building have been mortgaged to secure the loans.



WELL GEMS & JEWELRY CO., LTD.

NOTES TO FINANCIAL STATEMENTS (continued)



8.     ACCOUNTS AND NOTES PAYABLE

Consist of:

	Accounts payable 	-Local	    14,840,330.79

        		       -Foreign	    39,475,354.52

	Post dated cheque		           9,140,099.31

              Total	BAHT      63,455,784.62



9.    PAYABLES AND LOANS FROM DIRECTORS

These represent loans in the form promissory notes. No agreement to charge interest.

10.   SHARE CAPITAL

In accordance with the extra-ordinary shareholders' meeting no. 1/1996 dated February 6, 1996 and no. 2/1996 dated February 16,1996, the company passed the Resolution to increase share capital from 6,000,000 common shares to 10,000,000 common shares of Baht 10.00 each.

The company registered the increased share capital with the ministry of commerce on March 15, 1996.

11.    PRIVILEGES ACCORDING TO THE INVESTMENT PROMOTION ACT.  B. E. 2520

The company has obtained the investment promotion certificate on 1100/1993 dated July 31, 1993 for the production of jewelry ornaments at the factory in Lopbur Province. The privileges are the following:

1. Exemption  from inport duty on  machinery.

2. Reduction of import duty at 75% normal rate on necessary imported material and supplies for one year from the first import date.

3. Exemption from company income tax for eight years from the first date the income is derived.

4. Double deduction of transportation, electricity and water expenses for ten years from the date income is first derived.

5. Entitled to bring in and send out foreign currencies from June 29, 1993 which is date the promotion was approved.

                                SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                     TOPAZ GROUP, INC.
                                    (Registrant)
                                    Date: September 9, 1999



                                    By:
                                        -----------------------------------
                                         Kasem Chitmunchaitham,
                                         President





INDEX TO EXHIBITS

Number Assigned in
Regulation S-K Item 601		Exhibit			Description of Exhibit


(2)				  2.01			Agreement of Exchange - Creative
Gems &
Jewelry Agreement of Exchange - Advance Gems & Jewelry
Co., Ltd. and Well Gems & Jewelry Co., Ltd.
Amendments to Agreements of Exchange (Creative and Advance and Well)

(3)				3.01			Restated Articles of Incorporation of
                                          the Company
   				3.02			Amendment to Articles of Incorporation
       3.03			Bylaws of the Company

(4)				4.01			Certificate of Designation for Series
              A Convertible Voting and Participating
  						      Preferred Stock

(9)				9.01			<No Exhibit>

(10)	  10.01		<No Exhibit>

(11)			11.01			Statements re Per Share Earnings

(12)			12.01		Statements re Computation of Ratios

(16)		 16.01			Price Waterhouse, Coopers letter of
               resignation as auditors
       16.02			Letter of Request re S-K Item 304

(21)			21.01			Subsidiaries of Company

(24)			24.01			<No Exhibit>

(27				27.01			Financial Data Schedule

(99)			99.01			<No Exhibit>







TOPAZ GROUP INC.
FINANCIAL DATA SCHEDULE

This  schedule  contains  summary  financial   information  extracted  from
the consolidated financial statements of Topaz Group Inc. and is qualified in its entirety by reference to such financial statements.


                        Please see Exhibit 27.01 attached













Exhibit 27.01


TOPAZ GROUP INC.
Balance Sheets
At December 31, 1998, 1997 & 1996

ASSETS
1998                     Unit:Baht            Unit:USD
1997                     Unit:Baht            Unit:USD
1996                     Unit:Baht            Unit:USD

CURRENT ASSETS
Cash in hand and at banks
                     67,497,292.00         1,839,764.83
                     15,783,428.00           335,817.62
                     24,746,388.64           964,771.49

Short-term investment
                     20,000,000.00           545,137.37
                     30,000,000.00           638,297.87
                      7,000,000.00            72,904.48

Accounts and notes receivable
                    661,738,840.00        18,036,928.70
                    639,495,518.00        13,606,287.62
                    312,608,976.52        12,187,484.46

Amout due from affiliated companies
                      1,649,879.00            44,970.54
                     26,710,569.88           568,310.00
                              -                    -

Loans to a director
                      1,870,000.00            50,970.34
                      1,600,000.00            34,042.55
                              -                    -

Investments in other companies
                      1,213,789.00            33,084.09
                      1,234,931.00            26,275.13
                      5,599,940.00           218,321.25

Advance for construction
                              -                    -
                              -                    -
                              -                    -

Inventories
                    291,163,518.00         7,936,205.79
                    180,086,214.00         3,831,621.57
                    196,685,422.83         7,668,047.67

VAT Receivable
                     34,678,061.00           945,215.36
                     18,659,509.00           397,010.83
                     21,946,562.37           855,616.47

Deposit for land purchased
                              -                    -
                              -                    -
                      6,582,000.00          256,608.19

Deposit for Inventories
                              -                   -
                              -                   -
                      4,472,166.84          174,353.48

Accrued income receivable
                              -                   -
                              -                   -
                     18,150,700.00          707,629.63

Other current assets
                      2,667,621.00           72,711.00
                      6,789,294.00          144,453.06
                     11,812,694.12          460,533.88

Total current assets
                  1,082,479,000.00       29,504,988.01
                    920,359,463.88       19,582,116.25
                    609,604,851.32       23,766,271.01

PROPERTY, PLANT AND EQUIPMENT-NET
                     58,225,326.00        1,587,040.07
                     65,429,432.00        1,392,115.57
                     57,006,538.63        2,222,477.14

RECEIVABLES AND LOANS TO RELATED COMPANIES
                              -                   -
                              -                   -
                      2,296,754.43           89,542.08

OTHER ASSETS
                      1,386,617.00           37,794.84
                      2,279,731.00           48,504.91
                      2,485,856.39           96,914.48

Total assets
                  1,142,090,943.00       31,129,822.91
                    988,068,626.88       21,022,736.74
                    671,394,000.77       26,175,204.71



LIABILITIES AND SHAREHOLDERS' EQUITY
1998                    Unit: Baht           Unit: USD
1997                    Unit: Baht           Unit: USD
1996                    Unit: Baht           Unit: USD

CURRENT LIABILITIES
Loans from banks
                        843,957.00           23,003.63
                        227,217.00            4,834.40
                     70,592,933.99        2,752,161.17

Loan from financial institution
                     63,000,000.00        1,717,182.73
                     58,000,000.00        1,234,042.55
                     39,708,539.72        1,548,091.22

Accounts and notes payable
                    108,152,653.00        2,947,902.67
                    171,536,554.00        3,649,713.91
                    172,000,644.38        6,705,678.14

Amount to affiliated companies
                      8,236,933.00          224,513.00
                      1,486,991.88           31,638.13
                              -                   -

Obligation under hire-purchase due within one year
                      1,332,731.00           36,326.07
                      1,581,083.00           33,640.06
                      1,437,445.59           56,040.76

Accrued dividend
1998                368,000,000.00       10,030,527.69
1997                          -                   -
1996                          -                   -

Deposit payable
                              -                   -
                              -                   -
                     12,144,465.57          473,468.44

Income tax payable
                              -                   -
                              -                   -
                              -                   -

Accrued expenses
                      4,106,489.00          111,930.03
                      6,835,774.00          145,442.00
                     13,007,428.10          507,112.21

Other current liabilities
                      8,865,053.00          241,633.59
                     15,656,469.00          333,116.36
                     15,112,454.81          589,179.52

Total current liabilities
                    562,537,816.00       15,333,019.41
                    255,324,088.88        5,432,427.42
                    324,003,912.16        2,631,731.47

Obligation under hire-purchase contracts
                      1,685,862.00           45,951.32
                      3,018,593.00           64,225.38
                      2,722,203.55          106,128.79

Loans from Directors
                     72,425,569.00        1,974,094.23
                     19,250,000.00          409,574.47
                     15,750,576.57          614,057.57

Loans from other companies
                              -                   -
                      6,276,316.23          244,690.69
                              -                   -

Total liabilities
1998                636,649,247.00       17,353,064.95
1997                277,592,681.88        5,906,227.27
1996                348,753,008.51        3,596,608.52


SHAREHOLDERS' EQUITY
Share capital
Number of Preferred shares
                     29,400,000.00       29,400,000.00
                              -                   -
                              -                   -

Number of common shares
                     30,600,000.00       30,600,000.00
                     30,000,000.00       30,000,000.00
                     30,000,000.00       30,000,000.00

     Par Value per each share
1998                         10.00                0.27
1997                         10.00                0.21
1996                         10.00                0.39

Issued and fully paid - up
Preference shares
                     98,000,000.00        2,671,173.14
                              -                   -
                              -                   -

Common shares
                    302,000,000.00        8,231,574.36
                    300,000,000.00        6,382,978.72
                    290,000,000.00       11,306,042.88

    Total
1998                400,000,000.00       10,902,747.49
1997                300,000,000.00        6,382,978.72
1996                290,000,000.00       11,306,042.88
Less: Share subscription receivable
                     (8,050,000.00)        (219,417.79)
                    (63,300,000.00)      (1,346,808.51)
                    (90,000,000.00)      (3,508,771.93)
Total Net
1998                391,950,000.00       10,683,329.70
1997                236,700,000.00        5,036,170.21
1996                200,000,000.00        7,797,270.96


Retained earnings appropriated
- Legal reserve
                     10,000,000.00          272,568.69
                              -                   -
                              -                   -
- Translation Adjustment
1998                         -             383,389.57
                              -                   -
                              -                   -
-  Unappropriated
                    103,491,696.00        2,437,471.00
                    473,775,945.00       10,080,339.26
                    122,640,992.26        4,781,325.23

Total shareholders' equity
                    505,441,696.00       13,776,758.96
                    710,475,945.00       15,116,509.47
                    322,640,992.26       12,578,596.19

Total liabilities and shareholders' equity
                  1,142,090,943.00       31,129,823.91
                    988,068,626.88       21,022,736.74
                    671,394,000.77       26,175,204.71


Sources:
                              -                    -
                              -                    -
                              -                    -
Exchange Rate at 12/31/97 & 12/31/96 from Bloomberg

1998                      36.6880                 1.00
1997                      47.0000                 1.00
1996                      25.6500                 1.00

Exchange Rate at 12/31/98 from Audited Financial Statements
                             Baht                  USD


TOPAZ GROUP INC.
Exhibit 27.01
Statements of Income and Retained Earnings
For the years ended December 31, 1998, 1997 & 1996

REVENUES
Sales                        Unit: Baht               Unit: USD

1998                   1,050,981,635.00               25,762,510.97
1997                     929,450,809.99               19,775,549.15
1996                     793,171,615.54               30,922,870.00

Other income
                          10,632,110.00                  260,622.87
                           8,470,447.00                  180,222.28
                          69,191,864.78                2,697,538.59

Total revenues
                       1,061,613,745.00               26,023,133.84
                         937,921,256.99               19,955,771.43
                         862,363,480.32               33,620,408.59

EXPENSES
Cost of Sales
                         604,789,532.00               14,825,089.64
                         465,035,034.99                9,894,362.45
                         665,555,990.25               25,947,601.96

Selling and administrative expenses
                         154,507,966.00                3,787,424.10
                         275,490,704.00                5,861,504.34
                         120,071,129.96                4,681,135.67

Equity in loss for investment in subsidiary
                              21,142.00                      518.25
                             690,738.00                   14,696.55
                                   -                           -

Interest expense
                          10,882,994.00                  266,772.74
                          10,554,466.00                  224,563.11
                           8,225,545.92                  320,684.05

Income tax
                                  -                            -
                                  -                            -
                          1,049,243.99                    40,906.20

Accrued dividend
                                  -                            -
                                  -                            -
                                  -                            -

Total expenses
                        770,201,634.00               18,879,804.73
                        751,770,942.99               15,995,126.45
                        794,901,910.12               30,990,327.88

Income before extraordinary item
                        291,412,111.00                7,143,329.11
                        186,150,314.00                3,960,644.98
                         67,461,570.20                2,630,080.71

Gain/(loss) on the adoption of managed floatation of Thai Baht
                       (151,696,360.00)              (3,718,503.74)
                        168,658,910.00                3,588,487.45
                                  -                           -

Net Profit
                        139,715,751.00                3,424,825.37
                        354,809,224.00                7,549,132.43
                         67,461,570.20                2,630,080.71

Beginning Retained Earnings
                        473,775,945.00               12,913,649.00
                        122,640,992.26                2,609,382.81
                         55,179,422.06                2,151,244.52

Prior Period Adjustments
                                  -                           -
                         (3,674,271.26)                 (78,175.98)
                                  -                           -

Legal Reserve
1998                    (10,000,000.00)                (272,568.69)

Dividends Paid
1998                   (500,000,000.00)             (13,628,434.00)
                                  -                           -
                                  -                           -

Ending Retained Earnings
1998                    103,491,696.00                2,437,471.68
1997                    473,775,945.00               10,080,339.26
1996                    122,640,992.26                4,781,325.23


Exchange Rate at December 31, 19XX
1998                           40.7950                         1.00
1997                           47.0000                         1.00
1996                           25.6500                         1.00
                                  Baht                          USD
Source: Bloomberg


(b)  Exhibits:  See Index to Exhibits.


The Topaz Group, Inc.
SEC Form 10-12G
September 9, 1999